Exhibit 10.1
Execution Version

ASSET-BASED REVOLVING
CREDIT AGREEMENT
Dated as of May 1, 2018

among
C&J Energy Services, Inc.,
as the Parent,
CJ Holding Co.,
C&J Spec-Rent Services, Inc.
C&J Well Services, Inc.,
KVS Transportation, Inc., and
Tiger Cased Hole Services, Inc.,
as the Borrowers,

the Guarantors from time to time party hereto,

JPMorgan Chase Bank, N.A.,
as Administrative Agent,
and
the Lenders from time to time party hereto

JPMorgan Chase Bank, N.A.,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

i

SCHEDULES

1.04    —    Unrestricted Subsidiaries and Excluded Subsidiaries
1.05    —    L/C Issuer Sublimit
2.01    —    Commitments and Applicable Percentages
2.03(a)     —    Existing Letters of Credit
5.01    —    Loan Parties Organizational Information
5.06    —    Litigation
5.12    —    Subsidiaries; Other Equity Investments
5.16    —    Intellectual Property Matters
5.20    —    DDAs
5.21    —    Material Contracts
6.21    —    Post-Closing Matters
7.01    —    Existing Liens
7.02    —    Existing Investments
7.03    —    Existing Indebtedness
7.05    —    Existing Dispositions
7.09    —    Existing Affiliate Transactions
10.02    —    Administrative Agent’s Office; Certain Addresses for Notices

v

EXHIBITS
A-1    —    Form of Revolving Note
A-2    —    Form of Swing Line Note
B    —    Form of Assignment and Assumption
C    —    Form of Borrowing Base Certificate
D    —    Form of Solvency Certificate

E-1	— Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S.
Federal Income Tax Purposes)

E-2	— Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S.
Federal Income Tax Purposes)

E-3	— Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S.
Federal Income Tax Purposes)

E-4	— Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S.
Federal Income Tax Purposes)
F    —    Form of Facility Guaranty
G    —    Form of Security Agreement

ASSET-BASED REVOLVING CREDIT AGREEMENT
This ASSET-BASED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of May 1, 2018 among C&J Energy Services, Inc., a Delaware corporation (the “Parent”), CJ Holding Co., a Delaware corporation (“CJ Holding”), C&J Spec-Rent Services, Inc., an Indiana corporation (“Spec-Rent”), C&J Well Services, Inc., a Delaware corporation (“Well Services”), KVS Transportation, Inc., a California corporation (“KVS”), Tiger Cased Hole Services, Inc., a California corporation (“Tiger” and, together with CJ Holding, Spec-Rent, Well Services, KVS and each other Person that becomes a Borrower hereunder in accordance with the terms hereof, collectively, the “Borrowers”, and individually, a “Borrower”), each Guarantor from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and JPMorgan Chase Bank, N.A. as the Administrative Agent.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
“Accelerated Borrowing Base Delivery Event” means any of the following events: (a) the occurrence and continuance of any Event of Default or (a) Excess Availability is less than the greater of (i) twelve and one half percent (12.5%) of the Loan Cap and (ii) $30,000,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing until the date (1) Excess Availability shall have been at least equal to or greater than the greater of (23) twelve and one half percent (12.5%) of the Loan Cap and (23) $30,000,000 for thirty (30) consecutive calendar days and (2) no Event of Default shall have occurred and be continuing during such thirty (30) consecutive calendar day period, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.
“Accommodation Payment” has the meaning provided in Section 10.20(d).
“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (a) for services rendered or to be rendered, or (a) arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (a) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person or (a) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case, for which the aggregate consideration payable in connection with such acquisition or group of transactions which are part of a common plan equals or exceeds $10,000,000 (excluding any consideration paid with Equity Interests).
“Additional Commitment Lender” has the meaning provided in Section 2.15(d).
“Additional Commitments” has the meaning provided in Section 2.15(a).
“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date for the change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first such day following the first full Fiscal Quarter ending after the Effective Date.
“Administrative Agent” means JPMCB, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Parent and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (a) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person.
“Agent(s)” means, individually, the Administrative Agent and the Arranger, and collectively, means all of them.
“Agent Parties” has the meaning provided in Section 10.02(c).
“Aggregate Commitments” means the Commitments of all the Lenders. As of the Effective Date, the Aggregate Commitments total $400,000,000.
“Allocable Amount” has the meaning provided in Section 10.20(d).
“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.
“Applicable Margin” means:
(a)    From and after the Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and
(b)    From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Total Leverage Ratio on the last day of the most recent Fiscal Quarter ended immediately preceding such Adjustment Date for which financial statements for the Parent and its Subsidiaries have been delivered.

Level	Total Leverage Ratio	LIBOR Margin	Base Rate Margin
I	> 2.00:1.00	2.00%	1.00%
II	< 2.00:100 and > 1.00:1.00	1.75%	0.75%
III	< 1.00:1.00	1.50%	0.50%

For purposes of the foregoing, (i) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Parent based upon the Parent’s annual or quarterly consolidated financial statements delivered pursuant to Section 6.01(a) and (b) and the related Compliance Certificate delivered pursuant to Section 6.02(d) and (ii) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the first (1st) calendar day of the month following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Total Leverage Ratio shall be deemed to be in Category I (A) at any time that a Specified Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Parent fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 6.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. In the event that, at any date prior to the Termination Date, any financial statement delivered pursuant to Section 6.01(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.02(d) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Parent shall promptly (i) deliver or cause to be delivered to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance herewith. The preceding sentence is in addition to the rights of the Administrative Agent and Lenders with respect to Section 2.08 and Article VIII and other of their respective rights under this Agreement.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments of any Class represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments of a Class have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, at any time of calculation, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans.
“Appraised Value” means with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of such Eligible Inventory as set forth in the Loan Parties’ books and records, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (a) an Affiliate of a Lender or (a) an entity or an Affiliate of an entity that administers, advises or manages any Fund that is a Lender.
“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as sole lead arranger and sole bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered, advised or managed by the same entity or entities that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated financial statements of the Parent and its Subsidiaries as of December 31, 2017.
“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).
“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Business Day immediately preceding the Maturity Date, (a) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (a) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Availability Reserves” means, without duplication of any other Reserves or items that are addressed or excluded through eligibility criteria, such reserves as the Administrative Agent implements on the Effective Date and from time to time determines in its Permitted Discretion as being appropriate, (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral, (a) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (a) to reflect criteria, events, conditions, contingencies or risks which adversely affect the value of any component of the Borrowing Base, or (a) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion (but are not limited to), reserves based on (i) any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory or records are located in or on such property or such records are needed to monitor or otherwise deal with the Collateral (other than for locations where Administrative Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property); provided that, the Availability Reserves established pursuant to this clause (i) that are leased shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such locations, and only with respect to locations in those States where any right of the lessor to Inventory are pari passu with or have priority over the Lien of the Administrative Agent therein; (i) customs duties, and other costs to release Inventory which is being imported into the United States; (i) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes or claims of the PBGC (in each case to the extent such Taxes and other governmental charges are due and payable (except if being contested in good faith in appropriate proceedings and for which adequate reserves have been taken)) which have priority over the Liens of the Administrative Agent in the Collateral; (i) salaries, wages and benefits due to employees of any Loan Party; (i) customer deposits; (i) reserves for reasonably anticipated changes in Appraised Value between appraisals; (i) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the Liens of the Administrative

Agent in the Collateral; (i) amounts due to vendors on account of consigned goods; (i) Cash Management Reserves; and (i) Bank Product Reserves. The amount of any Availability Reserve established by the Administrative Agent shall (23) have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in good faith and (23) not be duplicative of any other factor then in existence pursuant to the criteria contained in Eligible Billed Accounts, Eligible Unbilled Accounts or Eligible Inventory.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.
“Bank Products” means any services or facilities provided to any Loan Party or any of its Subsidiaries by any Agent, the Arranger, any Lender, or any of their respective Affiliates (or any Person that was an Agent, the Arranger, a Lender, or an Affiliate of an Agent, the Arranger or a Lender at the time it entered into such Bank Products or, with respect to Bank Products entered into prior to the Effective Date, on the Effective Date), including, without limitation, on account of (a) Swap Contracts and (a) purchase cards, but excluding Cash Management Services and the Designated Senior Indebtedness (including Permitted Refinancings thereof).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBOR Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (a) a “plan” as defined in Section 4975 of the Code or (a) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account” has the meaning provided in Section 6.12(a).
“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Dominion Trigger Event, to comply only with the instructions originated by the Administrative Agent without the further consent of any Loan Party.
“Blocked Account Bank” means each bank with whom DDAs are maintained, other than any bank with whom a Blocked Account Agreement is not required to be, executed in accordance with the terms hereof.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (a) in the case of any limited liability company, the board of managers or managing member of such Person, (a) in the case of any partnership, the Board of Directors of the general partner of such Person and (a) in any other case, the functional equivalent of the foregoing.
“Borrower Materials” means materials and/or information provided by or on behalf of the Parent hereunder.
“Borrowers” has the meaning provided in the introductory paragraph hereto. At the request of the Parent and with the consent of the Administrative Agent, any Restricted Subsidiary of the Parent that is a Domestic Subsidiary may be designated as a Borrower, subject to (a) executing and delivering a joinder agreement to this Agreement and such other documents as the Administrative Agent reasonably requests in which case such Borrower shall be jointly and severally liable with the other Borrowers for all Obligations under this Agreement and (a) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, reasonably requested by the Lenders.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
“Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    90% multiplied by the amount of the Loan Parties’ Eligible Billed Accounts at such time which are owing by Investment Grade Account Debtors; plus
(b)    85% multiplied by the amount of Loan Parties’ Eligible Billed Accounts at such time which are owing by Non-Investment Grade Account Debtors; plus
(c)    80% multiplied by the amount of the Loan Parties’ Eligible Unbilled Accounts at such time; provided, that the amount attributable to this clause (c) after giving effect to the advance rate shall not exceed 30% of the Borrowing Base when combined with the amount attributable to clause (d) below; plus
(d)    85% multiplied by the Appraised Value of the Loan Parties’ Eligible Inventory, valued at the lower of Cost or market value (which approximates average Cost) at such time; provided, that the amount attributable to this clause (d) after giving effect to the advance rate shall not exceed 30% of the Borrowing Base when combined with the amount attributable to clause (c) above; plus
(e)    100% multiplied by the amount of the Loan Parties’ Pledged Cash held in the Special Cash Collateral Account at such time; minus
(f)    the then applicable amount of all Reserves.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C (with such changes therein as may be reasonably requested by the Administrative Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Parent which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.
“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state of New York, except that if determination of Business Day shall relate to any LIBOR Rate Loans the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR Rate market.
“Capital Expenditures” means, without duplication and with respect to the CJ Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the CJ Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in the Consolidated financial statements of the CJ Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (a) expenditures by the CJ Group in connection with Permitted Acquisitions or any Acquisition (without regard to the threshold described therein), (a) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with 23) Net Proceeds from a Disposition or 23) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, 23) any trade-in of existing assets, 23) any such expenditure funded or financed with the proceeds of Permitted Indebtedness (other than any revolving indebtedness), equity or any capital contribution to the CJ Group, and 23) with respect to any property, assets or business of any Person or of assets constituting a business unit, line of business or division of any Person acquired by the CJ Group, any expenditures (other than any amounts used to maintain, repair, renew or replace assets) made therefor prior to the consummation of such acquisition by the CJ Group.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Collateral Account” means a deposit or securities account established by one or more of the Loan Parties with JPMCB in the name of the Administrative Agent (or as the Administrative Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Administrative Agent, in which deposits are required to be made in accordance with Section 2.03(g) or Section 8.02(b).
“Cash Collateralize” has the meaning provided in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion reflecting the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.
“Cash Management Services” means any cash management services or facilities provided to any Loan Party or any of its Subsidiaries by the Administrative Agent, the Arranger or any Lender or any of their respective Affiliates (or any Person that was the Administrative Agent, the Arranger, a Lender or an Affiliate of the Administrative Agent, the Arranger, or a Lender at the time it entered into such Cash Management Services, or with respect to Cash Management Services entered into prior to the Effective Date, on the Effective Date), including, without limitation: (a) ACH transactions, (a) controlled disbursement services, merchant processing services, return items, interstate depository network services, cash pooling services or treasury, depository, overdraft, and electronic funds transfer services, (a) foreign exchange facilities, (a) credit card processing services, and (a) credit cards, debit cards or stored value cards.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” means any direct or indirect Subsidiary of Parent, substantially all of the assets of which consist, directly or indirectly, of Equity Interests (or indebtedness and Equity Interests) of one or more CFCs.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (a) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (a) compliance by any Lender or any L/C Issuer (or, for purposes of Section 3.04(b), by any lending office of such Lender or by such Lender’s or such L/C Issuer’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, acquires directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly (i) more than 50% of the total voting power of the voting Equity Interests of the Parent or (i) more than 35% of the total voting power of the voting Equity Interests of the Parent and the percentage so held is greater than the percentage of the total voting power that is Controlled by the Permitted Holders;
(b)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or any Permitted Holder; or
(c)    subject to Section 7.04, Parent ceasing to own, directly or indirectly, 100% of the total voting power of the Voting Stock of any Borrower.
“CJ Group” means, collectively, the Parent and its Subsidiaries (but excluding, for all purposes other than the financial statements, the Excluded Subsidiaries and the Unrestricted Subsidiaries).
“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are the Loans pursuant to the initial Credit Extension, Loans pursuant to Additional Commitments or Extended Loans, (a) any Commitment, refers to whether such Commitment is a Commitment in respect of Loans pursuant to the initial Credit Extension or a Commitment in respect of a Class of Loans to be made pursuant to an Increase Joinder or an Extension Amendment and (a) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Loans pursuant to Additional Commitments and Extended Loans that have different terms and conditions shall be construed to be in different Classes.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent, which will exclude, for the avoidance of doubt, Excluded Property (including all Real Estate).
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by (a) a bailee or other Person in possession of Collateral, (a) a mortgagee in connection with Indebtedness secured by a mortgage on Real Estate, or (a) any landlord of Real Estate leased by any Loan Party, in each case, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (i) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (i) provides the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (i) as to any landlord, provides the Administrative Agent with a reasonable time to Dispose of the Collateral, or remove the Collateral from such Real Estate, and (i) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.
“Collection Account” has the meaning provided in Section 6.12(c).
“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (a) purchase participations in L/C Obligations, and (a) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of Committed Loans of the same Type and Class and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning provided in Section 2.01(a).
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (a) a Conversion of Committed Loans from one Type to the other, or (a) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in such form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent.
“Compliance Certificate” has the meaning provided in Section 6.02(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consigned Inventory” means Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, at any date of determination, an amount equal to the Consolidated Net Income of the CJ Group for the most recently completed Measurement Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:
(a)    Consolidated Taxes; plus
(b)    Consolidated Interest; plus
(c)    Consolidated Non-cash Charges; plus
(d)    [reserved]; plus
(e)    the amount of costs, expenses and fees paid during such period in connection with the Transactions; provided that the amounts added pursuant to this clause (e) together with any amounts added pursuant to clauses (f), (h), (j), (k) and (l) shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Measurement Period; plus
(f)    any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests, Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including (i) such fees, expenses or charges related to the issuance of Indebtedness, and (i) any amendment or other modification of this Agreement or other Indebtedness; provided that the amounts added pursuant to this clause (f) together with any amounts added pursuant to clauses (e), (h), (j), (k) and (l) shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Measurement Period; plus
(g)    [reserved]; plus
(h)    any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; provided that the amounts added pursuant to this clause (h) together with any amounts added pursuant to clauses (e), (f), (j), (k) and (l) shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Measurement Period; plus
(i)    the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus
(j)    the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies projected by the Parent in good faith to be realized, as a result of actions taken or expected to be taken, within 12 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expense and cost saving synergies are reasonably identifiable and factually supportable, (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies may be added pursuant to this clause (j) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.06 and (4) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (j), together with the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Laws during such Measurement Period, (A) shall not exceed 10.0% of Consolidated EBITDA for such Measurement Period and (B) together with any amounts added pursuant to clauses (e), (f), (h), (k) and (l) shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (j)); plus
(a)    acquisition, integration and divestiture costs, and fleet commissioning costs; provided that the amounts added pursuant to this clause (k) together with any amounts added pursuant to clauses (e), (f), (h), (j) and (l) shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Measurement Period; plus
(a)    any unusual, non-recurring or extraordinary expenses, losses or charges; provided that the amounts added pursuant to this clause (l) together with any amounts added pursuant to clauses (e), (f), (h), (j) and (k) shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Measurement Period;
less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.
In addition, to the extent not already included in the Consolidated Net Income of CJ Group, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by or contributed to the Parent and its Restricted Subsidiaries from business interruption insurance.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the specified period minus (i) Capital Expenditures made during such period, minus (i) the aggregate amount of Federal, state, local and foreign income taxes paid in cash by the CJ Group during such period plus (iv) cash tax refunds of the CJ Group received during such period to (a) Fixed Charges for such period, in each case, of or by the CJ Group all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Interest” means, for any Measurement Period, the total consolidated interest expense for such period (including, without limitation, the cash equivalent of the interest expense associated with Capital Lease Obligations), in each case of or by the CJ Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Interest Charges” means, for any Measurement Period, the total consolidated interest expense net of cash interest income for such period (including, without limitation, the cash equivalent of the interest expense associated with Capital Lease Obligations, but excluding (a) upfront fees paid in connection with this Agreement or any debt facility where the fees are paid from the proceeds of such debt, (b) Indebtedness or lease issuance costs, debt discounts or premiums and other financing fees required to be amortized, (c) lease payments on any office equipment or real property, (d) any principal components paid on all lease payments, (e) gains, losses or other charges as a result of the early retirement of Indebtedness and (f) any other non-cash interest expense), in each case of or by the CJ Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any Measurement Period, the aggregate of the Net Income of the CJ Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:
(a)    any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;
(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(c)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;
(d)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(e)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;
(f)    (i) the non-cash portion of “straight-line” rent expense shall be excluded and (i) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;
(g)    unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;
(h)    the income (or loss) of any non-consolidated entity during such Measurement Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the CJ Group during such period; and
(i)    the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of any of the CJ Group or is merged into or consolidated with any of the CJ Group or that Person’s assets are acquired by any of the CJ Group shall be excluded.
“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets included in Parent’s most recent quarterly or annual consolidated balance sheet delivered pursuant to Section 6.01(a) or 6.01(b), as applicable, less applicable reserves reflected in such balance sheet, after deducting (a) all current liabilities in respect of clause (a) of the definition of “Indebtedness” outstanding on such date of determination calculated on a pro forma basis in accordance with Section 1.06 and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, in each case, determined in accordance with GAAP.
“Consolidated Non-cash Charges” means, with respect to the CJ Group for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Effective Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (a) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.
“Consolidated Taxes” means, with respect to the CJ Group on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type.
“Corrective Extension Amendment” has the meaning specified in Section 2.16(e).
“Cost” means the lower of cost (on a first-in, first-out basis) or market value of Inventory, based upon the Loan Parties’ accounting practices used in preparation of the Parent’s financial statements, which practices are in effect on the Effective Date (or as may be modified in accordance with changes in GAAP or industry standard). “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Loan Parties’ calculation of cost of goods sold.
“Covenant Trigger Event” means any of the following events: (a) the occurrence and continuance of any Event of Default or (a) Excess Availability is less than the greater of (i) twelve and one half percent (12.5%) of the Loan Cap and (ii) $30,000,000. For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing until the date (1) Excess Availability shall have been at least equal to or greater than the greater of (23) twelve and one half percent (12.5%) of the Loan Cap and (23) $30,000,000 for thirty (30) consecutive calendar days and (2) no Event of Default shall have occurred and be continuing during such thirty (30) consecutive calendar day period, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Event in the event that the conditions set forth in this definition again arise.
“Credit Extensions” mean each of the following: (a) a Borrowing and (a) an L/C Credit Extension.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates which provide Bank Products or Cash Management Services to the Loan Parties or any of their Subsidiaries, (i) each Agent, (i) each L/C Issuer, (i) the Arranger, (i) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, Bank Product or Cash Management Service, (i) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (i) the successors and assigns of each of the foregoing, and (a) collectively, all of the foregoing.
“Customer” means the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
“Debt Maturity Reserve” means, as of the date of determination, a Reserve equal to the aggregate principal amount of any Designated Senior Indebtedness (including Permitted Refinancings thereof) maturing within ninety (90) days of the date of determination.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice or passage of time or both would constitute an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (a) the Applicable Margin, if any, applicable to Base Rate Loans, plus (a) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 9.16(f), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Committed Loans within two (2) Business Days of the date required to be funded by it hereunder, or (i) fund participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (a) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (a) has otherwise failed to pay over to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (a) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (i) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (i) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (i) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Designated Acquisition” means any Acquisition that is not, in accordance with the agreement governing such Acquisition, subject to a financing contingency and that has been designated by the Parent in writing to the Administrative Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.
“Designated Senior Agent” means (a) the Term Loan Agent or (a) any agent to any other Designated Senior Indebtedness (including Permitted Refinancings thereof).
“Designated Senior Priority Collateral” has the meaning assigned to the term “Term Facility Priority Collateral” and any similar term in any Intercreditor Agreement entered into after the Effective Date.
“Designated Senior Indebtedness” means Indebtedness on terms described in the following clauses (a) through (g) such that (a) the conditions thereof (other than pricing, rate floors, discounts, fees and optional redemption provisions) are either (x)(1) not materially less favorable (when taken as a whole) to the Borrowers (as determined and certified by the Borrowers in good faith, subject to timely objection by the Administrative Agent) than the terms and conditions of the Loan Documents (when taken as a whole) and (2) do not contain additional financial covenants or financial covenants that are more onerous or otherwise more restrictive on the Borrowers than those in the Loan Documents (in each case, except for covenants or other provisions applicable only to periods after the latest Maturity Date of the Loans; provided that, the Borrowers may elect to enter into amendments of the Loan Documents solely with the Administrative Agent’s approval in order to incorporate such proposed financial covenants or restrictions into the Loan Documents in form and substance reasonably acceptable to the Administrative Agent), or (y) customary for issuances of syndicated term loans A, syndicated term loans B and “high yield” securities; (b) if any such Indebtedness is secured, it shall not be secured by any assets other than the Collateral and shall be subject to the Intercreditor Agreement; (c) if any such Indebtedness is guaranteed, it shall not be guaranteed by any person other than the Guarantors; (d) it shall not mature earlier than six months after the latest Maturity Date in effect at the time of the incurrence of such Indebtedness; (e) it shall not require annual amortization payments in excess of 10% of the aggregate original principal amount of such Indebtedness; (f) it shall not have cross-defaults to Section 7.17; and (g) such Indebtedness shall not exceed an aggregate outstanding principal amount such that immediately after giving pro forma effect thereto and to the use of proceeds thereof, the Fixed Charge Coverage Ratio shall be at least 1.25:1.0 and the Total Leverage Ratio shall be less than or equal to 3.5:1:0.
“Disqualified Institution” means any Person (a) that has been separately identified in writing by the Parent to the Administrative Agent prior to the date of this Agreement, (a) competitors of the Parent and its Subsidiaries that are separately identified in writing by the Parent to the Administrative Agent from time to time (which list of competitors may be supplemented by the Parent from time to time pursuant to a written notice to the Administrative Agent); provided that, any update to the list of Disqualified Institutions delivered pursuant to this subsection (b) shall not be effective until three (3) Business Days following the receipt thereof by the Administrative Agent in accordance with the notice provisions set forth in Section 10.02, and (a) in the case of each of clauses (a) and (b), any such Person’s Affiliates that are either 23) identified in writing by the Parent to the Administrative Agent from time to time or 23) readily identifiable on the basis of such Affiliate’s name.
“Disposition” or “Dispose” means the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (i) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is ninety-one (91) days after the date set forth in clause (a) of the definition of Maturity Date; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (a) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.
“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“Dominion Trigger Event” means any of the following events: (a) the occurrence and continuance of any Event of Default or (a) Excess Availability is less than the greater of (i) twelve and one half percent (12.5%) of the Loan Cap and (ii) $30,000,000. For purposes of this Agreement, the occurrence of a Dominion Trigger Event shall be deemed continuing until the date (1) Excess Availability shall have been at least equal to or greater than the greater of (23) twelve and one half percent (12.5%) of the Loan Cap and (23) $30,000,000 for thirty (30) consecutive calendar days and (2) no Event of Default shall have occurred and be continuing during such thirty (30) consecutive calendar day period, in which case a Dominion Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Dominion Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Dominion Trigger Event in the event that the conditions set forth in this definition again arise.
“Earn-Out Obligations” means, with respect to any acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such acquisition.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (a) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (a) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived.
“Eligible Assignee” means, subject to Section 10.06(b) hereof, (a) a Credit Party or any of its Affiliates; (a) a bank, insurance company, or entity engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (a) an Approved Fund; (a) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; and (a) any other Person (other than a natural person) approved by the Administrative Agent, provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party, any of the Loan Parties’ Affiliates or Subsidiaries or any Disqualified Institution, provided further that the Administrative Agent shall have the right, and the Parent hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to any Lender upon request by such Lender.

“Eligible Billed Accounts” means with respect to each Loan Party, each Account of such Loan Party arising in the ordinary course of business and which the Administrative Agent, in its judgment, exercised in its Permitted Discretion, shall not deem to be excluded as ineligible. An Account shall not be eligible unless such Account is subject to the Administrative Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent in its Permitted Discretion. In addition, no Account shall be an Eligible Billed Account if:
(a)    it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;
(b)    it is due and unpaid more than sixty (60) days after the due date or ninety (90) days after the original invoice date or it has been written off the books of such Loan Party or otherwise designated as uncollectible;
(c)    fifty percent (50%) or more of the Accounts from a referenced Customer are deemed ineligible hereunder, provided that such percentage may, in the Administrative Agent’s Permitted Discretion, be increased or decreased from time to time;
(d)    any representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect, or any covenant contained in this Agreement with respect to such Accounts has been breached and the resultant Event of Default has not been waived;
(e)    the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (i) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (i) make a general assignment for the benefit of creditors, (i) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (i) be adjudicated a bankrupt or insolvent, (i) file a petition seeking to take advantage of any other law providing for the relief of debtors, (i) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (i) take any action for the purpose of effecting any of the foregoing;
(f)    the sale is to a Customer located outside the continental United States of America; provided, however, that up to $4,000,000 of Accounts due from Customers located outside the continental United States of America shall be treated as Eligible Billed Accounts if and to the extent (i) such Customers are subsidiaries of Investment Grade Account Debtors that are located within the continental United States of America, (ii) such Accounts are otherwise eligible but for the fact that such Accounts are due from Customers located outside the continental United States of America and (iii) such sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Administrative Agent in its Permitted Discretion;
(g)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash on delivery terms or any other repurchase or return basis, represents a progress billing or is evidenced by any promissory note, chattel paper or instrument with respect to which the Administrative Agent does not have a perfected first priority security interest;
(h)    the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-

Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances, but only to the extent the aggregate amount of all such Accounts not subject to such assignment pursuant to this clause (h) exceeds $4,000,000 as of any date of determination;
(i)    the goods giving rise to such Account have not been delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by the applicable Loan Party or accepted by the Customer or the Account otherwise does not represent a final sale;
(j)    the Accounts of the Customer exceed a credit limit determined by the Administrative Agent, in its Permitted Discretion and reasonably taking into account the credit and financial circumstances of the Customer, to the extent such Account exceeds such limit;
(k)    the Account is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense, dispute or counterclaim), or the Customer is also a creditor or supplier of a Loan Party (to the extent of any amounts owed by such Loan Party to such Customer as a creditor or supplier), or the obligations of the Customer to make payment with respect to such Account is otherwise contingent, unliquidated or unfixed (but only to the extent of such contingency);
(l)    the applicable Loan Party has made any agreement with the applicable Customer for any deduction therefrom for prompt payment, except for (23) discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto or (23) any such deduction, only to the extent the maximum potential amount of such deduction against the applicable Account is reflected in the calculation of the Borrowing Base;
(m)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(n)    such Account is payable by a Loan Party;
(o)    owed by any Customer that has sold all or substantially all of its assets;
(p)    it is owed in any currency other than U.S. dollars;
(q)    which is owed by any Customer (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(r)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(s)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(t)    such Account is not otherwise satisfactory to the Administrative Agent as determined by the Administrative Agent in the exercise of its Permitted Discretion; or
(u)    when aggregated with other Accounts owing by any such Customer, it exceeds (i) with respect to any such Customer that is rated (or whose parent is rated) at least Baa3 (or then equivalent rating) or better by Moody’s or BBB- (or then equivalent rating) or better by Standard and Poor’s (an “Investment Grade Account Debtor”), 25% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts, or (i) with respect to any other such Customer (a “Non-Investment Grade Account Debtor”), 20% of the aggregate Eligible Billed Accounts and Eligible Unbilled Accounts; provided that, any such Account shall only be excluded to the extent of such excess.
In the event that an Account of a Loan Party which was previously an Eligible Billed Account ceases to be an Eligible Billed Account hereunder, such Loan Party or the Parent shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Billed Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Customer may be obligated to rebate to an Customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.
“Eligible In-Transit Inventory” means Inventory that would be Eligible Inventory but for the fact that it is in-transit in the United States from a location of such Loan Party to a Customer of such Loan Party or from a Customer of such Loan Party to a location of such Loan Party, but only if, as to such Inventory (a) a Loan Party has retained title or title has passed to a Loan Party, (b) such Inventory has been insured to the full value thereof, (c) either (i) the Administrative Agent has established a reserve against the Borrowing Base for the processing, transportation or other bailee fees or costs related to such Inventory or (ii) a Collateral Access Agreement has been received from the applicable processor, transporter or other bailee in possession of such Inventory, and (d) if such Inventory has been acquired pursuant to a Permitted Acquisition, the Administrative Agent has completed its due diligence with respect to such Inventory, the results of which are satisfactory to it in its Permitted Discretion.
“Eligible Inventory” means, with respect to each Loan Party, all Inventory (excluding work in progress) of such Loan Party which the Administrative Agent, in its judgment, exercised in its Permitted Discretion, shall not deem to be obsolete, slow moving, defective, unfit for sale or unmerchantable and which the Administrative Agent, in its judgment, exercised in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Administrative Agent may from time to time deem appropriate. In addition, Inventory shall not be Eligible Inventory if:
(a)     it is not subject to a perfected, first priority security interest in favor of the Administrative Agent and no other Lien (other than a Permitted Encumbrance which do not have priority over the Lien in favor of the Administrative Agent),
(a)     with respect to which any representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof,

(a)     it is in transit (other than (i) Inventory that is in-transit between locations of the Loan Parties and (ii) Eligible In-Transit Inventory, which shall in any event and as of any computation date, amount to no more than ten percent (10%) of the aggregate value of Eligible Inventory) with a common carrier from vendors and suppliers;
(a)     it is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement,
(a)     it constitutes Consigned Inventory,
(a)     it is a discontinued property or component thereof or perishable,
(a)     it is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of the Administrative Agent a Collateral Access Agreement or the rent of such location is subject to an Availability Reserve,
(a)    it contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (i) violating any contract with such licensor, or (i) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement,
(b)    it is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory),
(c)    reclamation rights in connection therewith have been asserted by the seller,
(d)    if has been acquired from a Sanctioned Person, or
(e)    the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.
In the event that Inventory of a Loan Party which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party or the Parent shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
“Eligible Unbilled Accounts” means, with respect to each Loan Party, each Account of a Loan Party that would be an Eligible Billed Account but for the fact that such Account has not been invoiced, in each case arising in the ordinary course of business and which the Administrative Agent, in its judgment, exercised in its Permitted Discretion, shall not deem to be excluded as ineligible; provided that no more than thirty (30) days have elapsed from the date on which the goods or services to which such Account related was delivered or performed.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, rule of common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the Environment, including those related to Hazardous Materials, air emissions and waste water discharges.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, regulatory oversight fees, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (a) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (a) exposure to any Hazardous Materials, (a) the Release or threatened Release of any Hazardous Materials into the Environment or (a) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the UCC.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (a) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (a) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (a) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (a) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (a) with respect to a Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (a) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); or (a) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof or cured with the consent of the Required Lenders.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:
(a)    the Loan Cap, minus
(b)    the Total Outstandings.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Property” has the meaning ascribed to such term in the Security Agreement.
“Excluded Subsidiary” means (a) at the Parent’s option, any Subsidiary that is not a wholly owned Subsidiary of the Parent, (a) any captive insurance subsidiary, (a) any Foreign Subsidiary, (a) any direct or indirect Subsidiary of Parent that is (i) a CFC, (i) a CFC Holding Company or (i) a direct or indirect Subsidiary of a CFC or CFC Holding Company, (a) any not-for-profit Subsidiary, (a) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent, the burden or cost (including any material adverse tax consequences) of providing the guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (a) any Subsidiary (whether existing on or acquired following the Effective Date) that is prohibited from guaranteeing the Obligations by applicable Law or Contractual Obligations that are in existence on the Effective Date or at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (a) any special purpose securitization vehicle (or similar entity); provided that no Subsidiary that guarantees any Designated Senior Indebtedness (including Permitted Refinancings thereof) shall be deemed to be an Excluded Subsidiary at any time such guarantee is in effect, and (j) any direct or indirect Subsidiary of the Parent to the extent such guarantee would result in material adverse tax consequences as reasonably determined by the Parent in good faith. The Excluded Subsidiaries as of the Effective Date are set forth on Schedule 1.04.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (the “CEA”) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder (determined after giving to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time such guarantee or grant of a security interest by such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (i) that are Other Connection Taxes; (a) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (i) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (a) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f); and (a) any withholding Taxes imposed under FATCA.
“Existing Class” has the meaning provided in Section 2.16(a).
“Existing Commitment” has the meaning provided in Section 2.16(a).
“Existing Credit Agreement” means that certain Amended and Restated Revolving Credit and Security Agreement, dated as of May 4, 2017, among the Parent, CJ Holding, Spec-Rent, Well Services, KVS and certain other Affiliates thereof as borrowers, the lenders party thereto from time to time and PNC Bank, National Association, as agent (as amended, amended and restated or otherwise modified from time to time prior to the date hereof).
“Existing Letters of Credit” has the meaning provided in Section 2.03(a)(vi).
“Existing Loans” has the meaning provided in Section 2.16(a).
“Extended Class” has the meaning provided in Section 2.16(a).
“Extended Commitments” has the meaning provided in Section 2.16(a).
“Extended Loans” has the meaning provided in Section 2.16(a).
“Extending Lender” has the meaning provided in Section 2.16(b).
“Extension Amendment” has the meaning provided in Section 2.16(c).
“Extension Date” has the meaning provided in Section 2.16(d).
“Extension Election” has the meaning provided in Section 2.16(b).
“Extension Request” has the meaning provided in Section 2.16(a).
“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Facility Guaranty” means the guarantee made by the Guarantors in favor of the Administrative Agent and the other Credit Parties as of the Effective Date in form of Exhibit F.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Parent in its good faith discretion. Fair Market Value may be (but need not be) conclusively established by means of an officer’s certificate or resolutions of the Board of Directors of the Parent setting out such Fair Market Value as determined by such Officer or such Board of Directors in good faith.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Effective Date (and as amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Department regulations or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and any intergovernmental agreements, treaties or conventions (and any related laws or official administrative guidance) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided further that to the extent the Federal Funds Rate as determined pursuant to this definition would otherwise be less than zero, then the Federal Funds Rate shall be deemed to be zero..
“Fee Letter” means the fee letter, dated as of March 29, 2018, by and among the Parent, CJ Holding and JPMCB, in its capacity as the Arranger and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Fiscal Month” means any fiscal month of the Parent and its Subsidiaries.
“Fiscal Quarter” means any fiscal quarter of the Parent and its Subsidiaries.
“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each calendar year.
“Fixed Charges” means for any Measurement Period, the sum of, without duplication, (a) Consolidated Interest Charges plus (b) the aggregate amount of prepayments and scheduled principal payments in respect of Total Funded Indebtedness of the CJ Group actually made or required to be made, as such amounts are adjusted from time to time, during such period (other than payments made by the Parent or any of its Restricted Subsidiaries to the Parent or any Restricted Subsidiary), plus (c) any Restricted Payments in cash in such period, plus (d) any Capital Lease Obligation payments in such period, in each case determined on a Consolidated basis for the Parent in accordance with GAAP.
“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of a Borrower which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state, county, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (i) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (i) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (i) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (a) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for payment of money for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means (a) the Parent, (a) each Subsidiary of the Parent existing on the Effective Date that is not a Borrower hereunder (other than an Excluded Subsidiary, an Immaterial Subsidiary and an Unrestricted Subsidiary), (a) each Borrower, other than with respect to its own Obligations and (a) each other Subsidiary of the Parent that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11 on or after the Effective Date.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature which in each case are regulated pursuant to any Environmental Law.

“Honor Date” has the meaning provided in Section 2.03(c)(i).
“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Parent to the Administrative Agent at any time or from time to time as an Immaterial Subsidiary, that, as of the last day of the Fiscal Year of the Parent most recently ended or, if organized or acquired after the end of such Fiscal Year, at the date of designation, had third party revenues or total assets for such year in an amount that is less than 2.5% of the consolidated third party revenues or total assets, as applicable, of the Parent and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date); provided that all such Immaterial Subsidiaries, taken together, as of the last day of the Fiscal Year of the Parent most recently ended, shall not have third party revenues or total assets for such year in an amount that is equal to or greater than 5% of the consolidated third party revenues or total assets, as applicable, of the Parent and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence on such date). Any Restricted Subsidiary that executes a Guarantee of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR Rate.”
“Increase Effective Date” has the meaning provided in Section 2.15(d).
“Increase Joinder” has the meaning provided in Section 2.15(f).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and similar obligations) which purchase price is due more than one year after the later of the date of placing the property in service or taking delivery and title thereto;
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness will be the lesser of the Fair Market Value of such asset at such date of determination, and the amount of such Indebtedness of such other Person;
(f)    all Attributable Indebtedness of such Person;

(g)    all obligations of such Person in respect of Disqualified Stock; and
(h)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (f) (other than by endorsement of negotiable instruments for collection in the ordinary course of business).
The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness that has been defeased or for which funds have been irrevocably deposited with the applicable trustee for redemption shall be deemed to be $0. Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be Indebtedness. Guarantees of, or obligations in respect of letters of credit bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant. Indebtedness that is cash collateralized shall not be deemed to be Indebtedness hereunder to the extent of such cash collateralization.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (a) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing.
“Ineligible Securities” means any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means United States and non-United States: (a) patents and patent applications; (a) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (a) Internet domain names and associated websites; (a) copyrights, including copyrights in computer software; (a) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (a) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (a) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (a) license agreements related to any of the foregoing and income therefrom; (a) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (a) all other intellectual property; and (a) all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means any intercreditor, subordination or other similar agreement from time to time entered into among the Borrowers, each other Loan Party, the Administrative Agent and the Designated Senior Agent with respect to the Designated Senior Indebtedness, which agreement shall be in form and substance satisfactory to the Administrative Agent in its reasonable discretion, as the same may be amended, restated, supplemented or otherwise modified from time to time. The Intercreditor Agreement will, among other things, (a) to the extent permitted to be incurred and secured under this Agreement and the Term Loan Credit Agreement (i) permit additional first lien term loan indebtedness constituting “Obligations” as such term is defined under the Term Loan Credit Agreement and additional asset-based revolving indebtedness constituting Obligations under this Agreement and (ii) permit refinancing indebtedness in respect of any of the foregoing in accordance with the Loan Documents and the Term Loan Credit Agreement and (b) not impose any restrictions on amendments of this Agreement and the Term Loan Credit Agreement.
“Interest Coverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated EBITDA to (b) the Consolidated Interest Charges, in each case for the applicable Measurement Period.
“Interest Election Request” means a request by the Parent to Convert or continue a Borrowing in accordance with Section 2.02.
“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, upon any prepayment and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (a) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each April, July, October and January, upon any prepayment and the Maturity Date.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter (or with the consent of all applicable Lenders, twelve months thereafter or a shorter period), as selected by the Parent in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the Maturity Date for the Class of Loans of which such LIBOR Rate Loan is part; and
(d)    notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (i) are held by a Person for sale or lease or to be furnished under a contract of service, (i) are furnished by a Person under a contract of service, or (i) consist of raw materials, work in process, or materials used or consumed in a business; (a) goods of said description in transit; and (a) goods of said description which are returned, repossessed or rejected.
“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory to the extent not taken into account in determining the cost of Liquidation of such Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on:
(a)    obsolescence;
(b)    shrink;
(c)    change in Inventory character;
(d)    change in Inventory composition;
(e)    change in Inventory mix;
(f)    mark-downs (both permanent and point of sale); and
(g)    out-of-date and/or expired Inventory.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (a) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (a) any Acquisition, or (a) any other investment of money or capital in another Person in order to obtain a profitable return. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any repayments thereof.

“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by each L/C Issuer and any Borrower (or any Subsidiary) or in favor of each L/C Issuer and relating to any such Letter of Credit.
“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity.
“Laws” means each international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, or authorization and permit of or any agreement with any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means each Lender with an L/C Issuer Sublimit in its capacity as an issuer of Letters of Credit hereunder, or any successor or additional issuer of Letters of Credit hereunder (which successor or additional issuer may only be a Lender or Affiliate of a Lender which has agreed in writing to be an L/C Issuer and which is selected by the Parent and acceptable to the Administrative Agent in its reasonable discretion, in which case all or any portion of any existing L/C Issuer’s L/C Issuer Sublimit (as agreed between the Parent, the Administrative Agent and such new L/C Issuer) may be transferred to such new L/C Issuer). Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the applicable L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“L/C Issuer Sublimit” means (a) with respect to any L/C Issuer listed on Schedule 1.05, the amount set forth opposite such L/C Issuer’s name on such Schedule as the same may be reduced from time to time pursuant to the terms of this Agreement and (a) with respect to any other L/C Issuer, the amount specified to be such L/C Issuer’s “L/C Issuer Sublimit” at the time such L/C Issuer becomes an L/C Issuer (as contemplated by the definition of “L/C Issuer”), as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Parent and the Administrative Agent not to be unreasonably withheld or delayed, any L/C Issuer may assign in whole or part a portion of its L/C Issuer Sublimit to any other Lender who consents to such assignment.
“L/C Obligations” means, as at any date of determination and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, Rule 3.13 of the ISP, or because a drawing was presented under such Letter of Credit on or prior to the last date permitted for presentation thereunder but has not yet been honored or dishonored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender and (or if implied by the context, or) an L/C Issuer.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.
“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Letter of Credit Sublimit” means an amount equal to $70,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Parent’s option, less than) the Aggregate Commitments (with each such reduction to result in a pro rata reduction in the L/C Issuer Sublimit of each L/C Issuer).
“LIBOR” has the meaning specified in the definition of “LIBOR Rate”.
“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.
“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any applicable Interest Period or for any Base Rate Loan, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the

Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that (x) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBOR Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBOR Rate shall be the Interpolated Rate at such time, subject to Section 3.03 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBOR Rate” or “Adjusted LIBOR Rate” is used in connection with a Base Rate Loan, such rate shall be determined as modified by the definition of Base Rate.
“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes. In no event shall the term “Lien” be deemed to include any license of Intellectual Property unless such license contains a grant of a security interest in such Intellectual Property.
“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Account” has the meaning assigned to such term in Section 2.11(a).
“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (a) the Borrowing Base.
“Loan Documents” means this Agreement, each Note, each Issuer Document, all Borrowing Base Certificates, the Blocked Account Agreements, the Security Documents, the Intercreditor Agreement,

the Facility Guaranty, each Joinder Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended from time to time.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (a) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (a) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of this Agreement or the other Loan Documents.
“Material Contract” means, with respect to any Person, each contract (other than the Loan Documents) to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (a) undrawn committed or available amounts shall be excluded, and (a) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.
“Maturity Date” means (a) with respect to the Loans arising under the initial Commitments hereunder that have not been extended pursuant to Section 2.16, the date that is the fifth anniversary after the Effective Date (the “Original Loan Maturity Date”), (a) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Amendment and (a) with respect to any Loans arising under the Additional Commitments, the final maturity date as specified in the applicable Increase Joinder.
“Maximum Rate” has the meaning provided therefor in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive Fiscal Quarters for which financial statements were required to have been delivered pursuant to the terms of this Agreement.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, with respect to the CJ Group, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means with respect to any incurrence of Indebtedness by any Loan Party, any Disposition by any Loan Party, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, the excess, if any, of (a) the sum of cash and Cash Equivalents received by any Loan

Party in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (a) the sum of (i) the principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Administrative Agent’s Lien on such asset and that is required to be repaid (or for which an escrow is required to be established for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents or under any Bank Products or Cash Management Services) or Indebtedness or other obligations of any Restricted Subsidiary that is disposed of in such transaction, plus (i) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, advisor, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) plus (i) amounts provided as a reserve against any liabilities (23) under any indemnification obligation or purchase price adjustment associated with such Disposition or (23) related to any of the applicable assets and retained by a Loan Party including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), plus (23) in the case of any Disposition by, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of, a non-wholly owned Loan Party, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to non-controlling interests or not available for distribution to or for the account of a Loan Party as a result thereof, plus (23) taxes paid or reasonably estimated to be payable as a result thereof.
“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an “eligible contract participant” under the CEA.
“Note” means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit A‑1, and (a) the Swing Line Note, as each may be amended, supplemented or modified from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (a) any Other Liabilities; provided, that the Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.
“Original Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (a) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (a) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (a) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Restricted Subsidiaries and/or (a) any Bank Product furnished to any of the Loan Parties or any of their Restricted Subsidiaries, as each may be amended from time to time, but in each case only if and to the extent that the provider of such Bank Product or Cash Management Service has furnished the Administrative Agent with notice thereof as required under Section 9.12 hereof; provided, that the Other Liabilities of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (a) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR Rate borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” has the meaning set forth in the recitals to this Agreement.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning provided in Section 10.17.
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment (including a Restricted Payment), that (a) no Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (a) either (i) (A) before and after giving effect to such transaction or payment, Excess Availability exceeds the greater of (23) fifteen percent (15.0%) of the Loan Cap and (23) $40,000,000 as at such date and on a pro forma basis for the preceding thirty (30) calendar day period, and (23) the pro forma Consolidated Fixed Charge Coverage Ratio calculated for the most recently ended Measurement Period hereof, after giving effect to such transaction or payment equals or exceeds 1.00:1.00 or (23) before and after giving effect to such transaction or payment, Excess Availability equals or exceeds the greater of (23) twenty percent (20.0%) of the Loan Cap and (23) $50,000,000 as at such date and on a pro forma basis for the preceding thirty (30) calendar day period. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (23) confirming that no Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment and (23) setting forth calculations showing satisfaction of the conditions contained in clause (b) above which shall be reasonably satisfactory to the Administrative Agent.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” has the meaning set forth in the Security Agreement.
“Permitted Acquisition” means an Acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person in which all of the following conditions are satisfied:

(a)    no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom);
(b)    any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;
(c)    the Loan Parties shall have satisfied the Payment Conditions;
(d)    such Acquisition shall have been approved by the Board of Directors of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
(e)    if the Person which is the subject of such Acquisition will be maintained as a Restricted Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Restricted Subsidiary which is not then a Loan Party, such Restricted Subsidiary and the Loan Parties holding its Equity Interests shall, to the extent required thereunder, comply with the requirements of Section 6.11 within thirty (30) days after the consummation of such Acquisition; and
(f)    if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an appraisal, audit or field examination, as applicable, of such Accounts and Inventory, the results of which shall be reasonably satisfactory to the Administrative Agent.
“Permitted Discretion” means the Administrative Agent’s good faith credit judgment acting in accordance with the Administrative Agent’s past practices for asset-based lending in the oilfield services industry and based upon any factor or circumstance which it reasonably believes in good faith: (a) will or is reasonably likely to adversely affect the value of the Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon in favor of the Credit Parties or the amount which the Administrative Agent and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the Liquidation of such Collateral; (a) that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (a) will or is reasonably likely to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (a) will or is reasonably likely to create a Default or Event of Default. Notwithstanding the foregoing, it shall not be within the Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.
“Permitted Disposition” means any of the following:
(a)    Dispositions of (i) inventory in the ordinary course of business, (i) goods held for sale in the ordinary course of business and (i) other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned) (other than ABL Priority Collateral) having Fair Market Value not exceeding $25,000,000 in the aggregate per Fiscal Year, plus any amounts permitted but not used in prior Fiscal Years for any such Disposition; provided that in no event shall the aggregate Fair Market Value of Dispositions made pursuant to this clause (a) exceed $50,000,000 in any Fiscal Year;

(b)    non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries, provided that such licenses shall not interfere with the ability of the Administrative Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property;
(c)    Dispositions of Equipment (including abandonment of or other failures to maintain and preserve) so long as after giving effect to such Disposition, no Default or Event of Default shall exist or have occurred and be continuing;
(d)    Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;
(e)    Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;
(f)    Disposition of any Equity Interest of the Parent;
(g)    any Disposition which constitutes a Permitted Investment, Restricted Payment permitted under Section 7.06 or Permitted Encumbrance (or an enforcement thereof), and any transaction permitted by Section 7.04;
(h)    Dispositions by any Loan Party or any Restricted Subsidiary of its right, title and interest in and to any Real Estate and related fixtures, including, without limitation, Dispositions to any other Restricted Subsidiary or in connection with Sale and Leaseback Transactions provided that the Loan Parties shall have used commercially reasonable efforts to cause the Person (if not a Loan Party) acquiring such Real Estate to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain Collateral thereon;
(i)    Dispositions of the Equity Interests of any Unrestricted Subsidiary;
(j)    (i) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business and consistent with past practice and (i) sales of assets received by a Borrower or any Subsidiary upon foreclosure of a Permitted Encumbrance;
(k)    Dispositions consisting of (i) leases, assignments or subleases in the ordinary course of business, and (i) the grant of any license or sublicense of patents, trademarks, know-how and any other intellectual property or other general intangibles; provided that such grant of license or sublicense shall not prohibit the sale or liquidation of property of the type included in the Borrowing Base;
(l)    Dispositions of cash and Permitted Investments described in clauses (a) through (f) of the definition of “Permitted Investments,” in each case on ordinary business terms;
(m)    Disposition of any mineral property or any related assets or other assets commonly used in the oil and gas business, or any Equity Interests of a person all or substantially all of whose assets consist of one or more of such types of assets, for (i) assets of such types owned or held by another Person, (ii) Equity Interests of another Person all or substantially all of whose assets consist of assets of the types described in clause (i), and/or (iii) any cash consideration (if any, but not subject to any cap); provided that (i) the Fair Market Value of the property or Equity Interests in such trade or exchange (including any cash consideration) is substantially equal to the Fair Market Value of the property (including any cash consideration) so traded or exchanged, in each case as reasonably determined by the Borrowers and (ii) no assets included in the Borrowing Base shall be sold, transferred or otherwise disposed of in connection with such Disposition unless (1) such assets are being sold in connection with the sale of a business unit, (2) contemporaneously with the consummation of such Disposition of a business unit, the Parent delivers a new Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Disposition, and the Borrowing Base shall be automatically adjusted upon receipt of such Borrowing Base Certificate to reflect such disposition, (3) Excess Availability both immediately before and immediately after giving effect to such Disposition is greater than $0 and (4) both immediately before and immediately after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing or would result therefrom;
(n)    Dispositions described in Schedule 7.05;
(o)    Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Parent or any of its Subsidiaries;
(p)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (i) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business);
(q)    any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of the CJ Group as a whole, as determined in good faith by the Parent;
(r)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(s)    any Disposition of Excluded Property (or the Equity Interests of Persons substantially all of the assets of which constitute Excluded Property);
(t)    any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(u)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(v)    the unwinding of any Swap Contract pursuant to its terms;
(w)    (i) Dispositions of assets having a book value not exceeding $5,000,000 for any transaction or series of related transactions and (ii) Dispositions of assets having a book value in excess of $5,000,000 for any transaction or series of related transactions to the extent (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) such Disposition is for Fair Market Value and (z) the proceeds of such Disposition are paid not less than 75% in cash; provided that the Parent can designate up to $50,000,000 in each Fiscal Year of total non-cash consideration received and any liabilities assumed in connection with such Disposition to be treated as cash consideration for purposes of this clause (w)(ii); and
(x)    Dispositions of assets in a transaction permitted pursuant to Section 7.15.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);
(b)    Carriers’, warehousemen’ s, mechanics’, materialmen’ s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);
(c)    Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;
(d)    Pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    (i) Liens in respect of judgments that would not constitute an Event of Default hereunder, and (i) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves have been made to the extent required by GAAP;
(f)    (i) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property, and (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than a Loan Party or any Restricted Subsidiary) on property over which a Loan Party or any Restricted Subsidiary of a Loan Party has easement rights or on any leased property with respect to which a Loan Party or a Restricted Subsidiary is the tenant and subordination or similar arrangements relating thereto and (i) any condemnation or eminent domain proceedings affecting any real property;
(g)    Liens existing on the Effective Date and listed on Schedule 7.01 hereto and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (i) the amount secured or benefited thereby is not increased (other than as permitted as “Permitted Indebtedness”), (i) the direct or any contingent obligor with respect thereto is not changed, and (i) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h)    Liens on fixed or capital assets acquired by any Loan Party securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additional and accessions to such property and the products and proceeds thereof;
(i)    Liens pursuant to any Loan Documents;
(j)    Landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;
(k)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments, provided that such liens (i) attach only to such Investments and (i) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries;
(m)    Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party or Liens on equipment of the Borrowers and their Subsidiaries granted in the ordinary course of business to a client or supplier at which such equipment is located;
(n)    Voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment or other acquisition or investment not prohibited hereunder or merger or consolidation and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;
(o)    Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (i) (A) that are being contested in good faith by appropriate proceedings, (A) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (A) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
(p)    Liens securing Indebtedness permitted pursuant to clause (r) of the definition of “Permitted Indebtedness”; provided (i) such Liens on the assets comprising ABL Priority Collateral are junior to those securing the Obligations and subject at all times to the Intercreditor Agreement and (ii) such Liens on assets comprising Term Priority Collateral may be senior to those securing the Obligations and subject at all times to the Intercreditor Agreement;

(q)    Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary and Liens on property at the time such property is acquired (other than Liens incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party or such property being acquired);
(r)    Liens solely on any cash earnest money deposits made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or consisting of an agreement to sell any property (including liens on assets deemed to arise as a result thereof);
(s)    Liens pursuant to any transaction permitted pursuant to Section 7.15;
(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(u)    deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;
(v)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;
(w)    Liens in favor of any Loan Party;
(x)    Liens incurred by a Restricted Subsidiary that is not a Loan Party securing any Permitted Indebtedness of a Restricted Subsidiary that is not a Loan Party;
(y)    Liens not otherwise permitted by any one or more of the foregoing clauses; provided that (i) the aggregate principal amount of obligations secured thereby does not exceed the greater of $25,000,000 and 2.5% of Consolidated Net Tangible Assets (determined at the time of incurrence), and (i) if any such Lien is granted over any of the ABL Priority Collateral, such Lien must be subject to the Intercreditor Agreement and junior in all respects to the Liens in favor of the Obligations under this Agreement;
(z)    Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes issued by the Parent or any of its Subsidiaries to the extent not prohibited by Section 7.07 of this Agreement;
(aa)    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(bb)    Liens on Excluded Property;
(cc)    Liens securing Indebtedness permitted pursuant to clauses (d), (e), (j), (k), (l) (to the extent the related Permitted Indebtedness is permitted to be secured) and (n) of the definition of “Permitted Indebtedness”;

(dd)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (n) and (p); provided, however, that (i) such new Lien shall be limited to all or part of the same property that was encumbered by the original Lien (plus improvements on such property) or could have been encumbered by the original Lien and (i) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clause at the time the original Lien became a Permitted Encumbrance, plus accretion of original issue discount, and (A) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further that such Liens with respect to the foregoing clause (p) are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement; and
(ee)    Liens on cash collateral deposited into any escrow account issued in connection with any Permitted Acquisition pursuant to customary escrow arrangements reasonably satisfactory to the Administrative Agent to the extent such cash collateral represents the proceeds of financing and additional amounts to pay accrued interest on and/or the redemption price of the financing.
“Permitted Holders” means (a) the Sponsors, (a) any person that has no material assets other than the capital stock of the Parent, a parent of the Parent or capital stock of a Person engaged in a Similar Business and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Parent, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (a) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (a) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Parent (a “Permitted Holder Group”), so long as (i) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (i) no Person or other “group” (other than a Permitted Holder specified in clause (a) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.
“Permitted Indebtedness” means each of the following:
(a)    Indebtedness outstanding on the Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;
(b)    Indebtedness among the Parent and its Restricted Subsidiaries; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
(c)    without duplication of Indebtedness described in clause (f) below, purchase money Indebtedness of any Loan Party incurred after the Effective Date to finance the acquisition, lease, construction or improvement of any fixed or capital assets, including Attributable Indebtedness under Capital Lease

Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that (i) the aggregate principal amount of Indebtedness permitted by this clause (c) and clause (g) below shall not exceed the greater of $50,000,000 and 10.0% of the Consolidated Net Tangible Assets (determined at the time of incurrence), (i) such Indebtedness is incurred prior to or within two hundred and seventy (270) days after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), (i) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets, and (i) such assets shall not be included in the Borrowing Base;
(d)    obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in commodity prices, interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;
(e)    obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and similar instruments and performance and completion guarantees and similar obligations, in each case, incurred in the ordinary course of business;
(f)    Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment, provided that such Indebtedness (other than Earn-Out Obligations) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agents; provided, further, that any such Indebtedness constituting Earn-Out Obligations is paid within thirty (30) days after such amount becomes due;
(g)    Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition, Permitted Investment (or other acquisition not prohibited hereunder), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party) and Permitted Refinancings thereof; provided that the aggregate principal amount of Indebtedness permitted to be incurred pursuant to this clause (g) and clause (c) above shall not exceed the greater of $50,000,000 and 10.0% of the Consolidated Net Tangible Assets (determined at the time of incurrence);
(h)    the Obligations;
(i)    Subordinated Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $75,000,000 and (ii) $50,000,000 plus 1% of Consolidated Net Tangible Assets (determined at the time of incurrence);
(j)    Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not result in a Default or Event of Default;
(k)    obligations in respect of letters of credit existing as of the Effective Date to secure obligations of the type described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;
(l)    Guarantees of Indebtedness described in this definition;

(m)    unsecured Indebtedness (on a senior or subordinated basis) on terms and evidenced and governed by definitive documentation; provided, that excluding customary “bridge” facilities to be agreed upon (i) the documentation evidencing such Indebtedness has terms and conditions (other than pricing, rate floors, discounts, fees and optional redemption provisions) that are either (x)(1) not materially less favorable (when taken as a whole) to the Borrowers (as determined and certified by the Borrowers in good faith, subject to timely objection by the Administrative Agent) than the terms and conditions of the Loan Documents (when taken as a whole) and (2) do not contain additional financial covenants or financial covenants that are more onerous or otherwise more restrictive on the Borrowers than those in the Loan Documents (in each case, except for covenants or other provisions applicable only to periods after the latest Maturity Date of the Loans; provided that, the Borrowers may elect to enter into amendments of the Loan Documents solely with the Administrative Agent’s approval in order to incorporate such proposed financial covenants or restrictions into the Loan Documents in form and substance reasonably acceptable to the Administrative Agent), or (y) customary for issuances of syndicated term loans A, syndicated term loans B and “high yield” securities, (ii) if any such Indebtedness is guaranteed, it shall not be guaranteed by any person other than the Guarantors; provided, that, notwithstanding anything in Section 10.01 to the contrary, the Borrowers may elect to enter into amendments of the Loan Documents solely with the Administrative Agent’s approval in order to incorporate such proposed covenants or restrictions to the Loan Documents, in each case, in form and substance acceptable to the Administrative Agent and (iii) the aggregate principal amount of all such Indebtedness arising under this clause (m) shall not exceed, at any time outstanding, the greater of (x) an amount such that the Interest Coverage Ratio would not be less than 2.50 to 1.00 on a pro forma basis, or to the extent the proceeds of such Indebtedness are used to fund a Permitted Acquisition or Investment and the Interest Coverage Ratio does not decrease on a pro forma basis, and (y) $300,000,000;
(n)    Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(o)    Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any other direct or indirect parent of a Borrower permitted by Section 7.06;
(p)    Indebtedness consisting of (i) the financing of insurance premiums or (i) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(q)    (i) obligations under Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements or (i) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;
(r)    the Designated Senior Indebtedness, including any Permitted Refinancing thereof;
(s)    Indebtedness secured by cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes to the extent not prohibited by Section 7.07 of this Agreement;

(t)    Indebtedness not specifically described herein in an aggregate principal amount not to exceed $25,000,000 at any time;
(u)    Indebtedness pursuant to any transaction permitted pursuant to Section 7.15;
(v)    Indebtedness of Foreign Subsidiaries of the Parent in an amount not to exceed $25,000,000 at any time and any Permitted Refinancing thereof; and
(w)    to the extent constituting Indebtedness, obligations in respect of (i) customer deposits and advance payments received in the ordinary course of business; (i) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (i) any customary cash management, cash pooling or netting or setting off arrangements or automatic clearinghouse arrangements in the ordinary course of business.
“Permitted Investments” means each of the following:
(a)    as long as no Dominion Trigger Event is then in effect at the time of the making of such Investment or would arise therefrom (collectively, “Cash Equivalents”) (including the subsequent monetization thereof):
(i)    U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(ii)    securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(iii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(iv)    repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;
(v)    commercial paper issued by a corporation (other than an Affiliate of the Parent) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(vi)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(vii)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and
(viii)    investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (vii) above.
(b)    Investments (i) existing on the Effective Date, and set forth on Schedule 7.02, (i) made pursuant to binding commitments (whether or not subject to conditions) in effect on the Effective Date and set forth on Schedule 7.02 or (i) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (i) or (ii) but not any increase in the amount thereof unless required by the terms of the Investment or otherwise permitted hereunder;
(c)    (i) Investments in the Parent and its Restricted Subsidiaries; provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this clause (c)(i) shall be subject to compliance with the Payment Conditions and (i) Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties; provided that the aggregate principal amount outstanding at any time under this clause (c)(ii) and clause (n) below shall not exceed $20,000,000 at any time outstanding;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees constituting Permitted Indebtedness;
(f)    Investments by any Loan Party in Swap Contracts permitted hereunder;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;
(h)    loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (i) for any other purposes not described in the foregoing clause (i); provided that the aggregate principal amount outstanding at any time under clause (ii) above shall not exceed $2,500,000;
(i)    advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(j)    Investments constituting Permitted Acquisitions;
(k)    Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business;
(l)    the endorsement of instruments for collection or deposit in the ordinary course of business;

(m)    Investments consisting of consideration received in connection with the Permitted Dispositions;
(n)    other Investments not specifically described herein; provided that the aggregate principal amount outstanding at any time under this clause (n) and clause (c)(ii) above shall not exceed $20,000,000 at any time outstanding;
(o)    Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary in accordance with the definition of Unrestricted Subsidiary after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(p)    any Investment consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the CJ Group or any transaction permitted under Section 7.09;
(q)    other Investments not specifically described herein (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation)); provided that the Loan Parties shall have satisfied the Payment Conditions;
(r)    Investments consisting of (i) purchases, redemptions or other acquisitions of any notes issued by the Parent or any of its Subsidiaries, or (i) cash, securities or other property in deposit or securities accounts created in connection with the redemption, defeasance, repurchase, satisfaction or discharge of any such notes or any Permitted Refinancing in respect thereof, in each case, in accordance with Section 7.07;
(s)    any Investment made with Excluded Property, including, in each case, any such Investment made in an Unrestricted Subsidiary or joint venture (or similar entity);
(t)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(u)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(v)    Investments made in connection with the Transactions;
(w)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof;
(x)    Investments in receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;
(y)    to the extent constituting an Investment, Permitted Encumbrances or Permitted Indebtedness;

(z)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder;
(aa)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any of its Subsidiaries; and
(bb)    Investments the payment for which consists of the Equity Interests of the Parent (other than Disqualified Stock) or any direct or indirect parent of the Parent.
provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Dominion Trigger Event, (i) no new Investments of the type specified in clause (a) shall be permitted unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBOR Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii)) to the extent not already subject to the perfected security interest of the Administrative Agent under the Security Documents, such Investments are pledged to the Administrative Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Administrative Agent.
“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its Permitted Discretion, which:
(a)    is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or
(b)    is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or
(c)    is made to pay any other amount chargeable to any Loan Party hereunder; and
(d)    together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (i)) remain outstanding for more than thirty (30) consecutive Business Days, unless the Required Lenders otherwise agree;
provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof); provided further that at the written direction of the Required Lenders, the Administrative Agent shall cease making such Overadvances.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) plus accrued and unpaid interest thereon of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (a) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the earlier of (x) the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (measured at the time such modification, refinancing, refunding, renewal, replacement or extension occurs) and (y) the Weighted Average Life to Maturity of Indebtedness under this Agreement, (a) at the time thereof, no Event of Default shall have occurred and be continuing, (a) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Parent has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (a) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of, and shall not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (except in the case of the Designated Senior Indebtedness, including Permitted Refinancings thereof).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Pledged Cash” means, on any date, the aggregate amount of cash on deposit in the Special Cash Collateral Account on such date.
“Platform” has the meaning specified in Section 6.02.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Prepayment Event” means:
(a)    any Disposition of any property or asset of a Loan Party of the type included in the Borrowing Base; provided that unless a Dominion Trigger Event is continuing, any such Dispositions generating Net Proceeds not in excess of $10,000,000, or consisting of Dispositions in the ordinary course of business, in each case, shall not be a Prepayment Event;
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of a Loan Party of the type included in the Borrowing Base; provided that unless a Dominion Trigger Event is continuing, any such transaction generating Net Proceeds not in excess of $10,000,000 shall not be a Prepayment Event; or
(c)    the incurrence by any Loan Party or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 7.03;

provided that unless in either case of clause (a) or (b), (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent or (ii) prior to the occurrence of a Dominion Trigger Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 12 months of the receipt of such proceeds, or committed to be so utilized within such period and are actually utilized within the later of such 12-month period or 6 months after such commitment.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Proceeding” has the meaning specified in Section 10.04(b).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Contract, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Contract or grant of the relevant security interest becomes effective or (a) otherwise constitutes an “eligible contract participant” under the CEA and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the CEA.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Recipient” means, as applicable, (a) the Administrative Agent, (a) any Lender and (a) any L/C Issuer, or any combination thereof (as the context requires).
“Register” has the meaning specified in Section 10.06(c).
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the CJ Group as prescribed by the Securities Laws.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Reports” has the meaning provided in Section 9.12(b).
“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Committed Loans, a Committed Loan Notice, (a) with respect to an L/C Credit Extension, a Letter of Credit Application, and (a) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Reserved Bank Products/Cash Management Services” means any Bank Products and/or Cash Management Services with respect to which the Parent has notified the Administrative Agent pursuant to Section 6.02(d)(iv) and Section 6.03(f) and the provider thereof has notified the Administrative Agent pursuant to Section 2.17, as applicable, in each case of the intent to include such Reserved Bank Products/Cash Management Services as permitted to be repaid under clause seventh of the default waterfall set forth in Section 8.03 and with respect to which the Administrative Agent in its Permitted Discretion in accordance with the provisions of Section 2.01(b) establishes a Bank Product Reserve and/or a Cash Management Reserve, as applicable, in respect thereof (in the case of Swap Contracts, in an amount not exceeding the Swap Termination Value in respect thereof) so long as no Overadvance would result from the establishment of such Bank Product Reserve and/or Cash Management Reserve, as applicable, for such amount and for all other Reserved Bank Products/Cash Management Services.
“Reserves” means all (if any) Inventory Reserves, Debt Maturity Reserve and Availability Reserves.
“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer, or secretary or assistant secretary of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests of the Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interests.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 7.15.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury , the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, or other relevant sanctions authority, (a) any Person located, organized or resident in a Sanctioned Country or (a) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (a) the United Nations Security Council, the European Union, any European Union member state or other relevant sanctions authority.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Pledge and Security Agreement dated as of the Effective Date among the Loan Parties and the Administrative Agent in the form of Exhibit G.
“Security Documents” means the Security Agreement, the Blocked Account Agreements and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the CJ Group as of that date determined in accordance with GAAP.
“Settlement Date” has the meaning provided in Section 2.14(a).
“Similar Business” means any business conducted or proposed to be conducted by the Parent and its Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.
“Solvent” and “Solvency” mean, with respect to the Parent on a particular date, that on such date (a) at fair valuation, all of the properties and assets of the Parent and its Subsidiaries taken as a whole are greater than the sum of the debts, including contingent liabilities, of the Parent and its Subsidiaries taken as a whole, (a) the present fair saleable value of the properties and assets of the Parent and its Subsidiaries taken as a whole will be greater than the amount that would be required to pay the probable liability of the Parent and its Subsidiaries taken as a whole on their debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (a) the Parent and its Subsidiaries are able to realize upon their properties and assets and pay the debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (a) each of the Parent and its Subsidiaries do not intend to, and do not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (a) each of the Parent and its Subsidiaries is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Special Cash Collateral Account” means a deposit account established with the Administrative Agent and designated by the Parent and the Administrative Agent as the Special Cash Collateral Account, subject to a first priority and perfected Lien in favor of the Administrative Agent (a) designated by the Parent to contain only Pledged Cash or a portion thereof, (b) for which the Parent or the applicable Borrower has delivered to the Administrative Agent a Blocked Account Agreement and/or such other Security Documents or instruments required by the Administrative Agent, each in form and substance satisfactory to the Administrative Agent, pursuant to which the Administrative Agent has (i) been granted a first priority Lien on and security interest in such account and all cash held from time to time therein and (ii) sole control over the amounts held from time to time therein, and (c) which is maintained in accordance with Section 6.20(b).
“Specified Event of Default” means any Event of Default under Section 8.01(a), (f) or (g), any Event of Default arising from a breach by any Loan Party of Section 6.02(b) (and such failure continues unremedied for two (2) Business Days), any Event of Default arising from a breach by any Loan Party of Section 6.12 and Section 6.20 or any Event of Default arising from a breach by any Loan Party of Section 7.17 (solely to the extent a Covenant Trigger Event has occurred and is continuing at such time).
“Specified Existing Commitment Class” has the meaning specified in Section 2.16(a).
“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of the Parent or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
“Sponsor” means, at any time, individually and collectively, (a) Blue Mountain Capital Management, LLC, GSO Capital Partners LP, and/or Solus Alternative Asset Management LP, and/or (b) any Subsidiary (in each case other than a portfolio company) of any Person included in the foregoing clause (a) or (b), and/or (c) any other fund, account or investment vehicle that is controlled, managed or advised (in each case other than a portfolio company) by any Person included in the foregoing clauses (a) and (b).
“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to subordination provisions in form and on terms reasonably approved in writing by the Administrative Agent; provided, that (23) the documentation evidencing such Subordinated Indebtedness has terms and conditions (other than pricing, rate floors, discounts, fees and optional redemption provisions) that are either (x)(1) not materially less favorable (when taken as a whole) to the Borrowers (as determined and certified by the Borrowers in good faith, subject to timely objection by the Administrative Agent) than the terms and conditions of the Loan Documents (when taken as a whole) and (2) do not contain additional financial covenants or financial covenants that are more onerous or otherwise more restrictive on the Borrowers than those in the Loan Documents (in each case, except for covenants or other provisions applicable only to periods after the latest Maturity Date of the Loans; provided that, the Borrowers may elect to enter into amendments of the Loan Documents solely with the Administrative Agent’s approval in order to incorporate such proposed financial covenants or restrictions into the Loan Documents in form and substance reasonably acceptable to the Administrative Agent), or (y) customary for issuances of syndicated term loans A, syndicated term loans B and “high yield” securities, (a) if any such Subordinated Indebtedness is secured, it shall not be secured by any assets other than the Collateral and shall be subject to the Intercreditor Agreement and (b) if any such Subordinated Indebtedness is guaranteed, it shall not be guaranteed by any person other than the Guarantors; provided, that, notwithstanding anything in Section 10.01 to the contrary, the Borrowers may elect to enter into amendments of the Loan Documents solely with the Administrative Agent’s approval in order to incorporate such proposed covenants or restrictions to the Loan Documents, in each case, in form and substance acceptable to the Administrative Agent.
“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (a) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means any obligation under a Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (a) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line” means the revolving credit facility that may be available to the Borrowers by the Swing Line Lender pursuant to Section 2.04.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in such form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit A‑2, payable to the Swing Line Lender or its registered assigns, evidencing the Swing Line Loans made by the Swing Line Lender.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (a) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (a) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest to occur of (a) the latest Maturity Date of any Class of Loans, (a) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (a) the termination of the remaining Commitments in accordance with the provisions of Section 2.06 hereof.
“Term Loan Agent” means the representative acting in such capacity as the administrative agent under the Term Loan Credit Agreement.
“Term Loan Credit Agreement” means that certain term loan agreement entered into by the Borrowers, the Term Loan Agent and the lenders party thereto after the Effective Date in respect of Designated Senior Indebtedness, as amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replace, renewed, repaid, increased or extended from time to time, in each case, in accordance with the provisions hereof.
“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
“Total Funded Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the CJ Group described in clauses (a) and (e) of the definition thereof (including the outstanding principal amount of the Loans) and any guarantees of the foregoing, on a Consolidated basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP.
“Total Leverage Ratio” means as of any date, the ratio of (a) Total Funded Debt outstanding on such date to (a) Consolidated EBITDA for the latest Measurement Period ending closest to such date.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations; provided that for purposes of Section 2.09(a), the Total Outstandings shall not include the outstanding amount of any Swing Line Loans.
“Transactions” means, collectively, (a) the execution and delivery of this Agreement and the Loan Documents to be entered into on the Effective Date, (a) the repayment in full of the Indebtedness under, and the termination of, the Existing Credit Agreement, (a) the consummation of any other transactions in connection with the foregoing, (a) the consummation of any Designated Senior Indebtedness (including Permitted Refinancings thereof), and (a) the payment of fees, premiums and expenses in connection with the foregoing.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B).
“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.
“UFCA” has the meaning specified in Section 10.20(d).
“UFTA” has the meaning specified in Section 10.20(d).
“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.
“United States” and “U.S.” mean the United States of America.
“Unaudited Financial Statements” means the unaudited financial statements of the Parent for the Fiscal Month ending February 28, 2018.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means (a) as of the Effective Date, each Subsidiary of the Parent listed on Schedule 1.04, (a) any Subsidiary of the Parent designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to this definition subsequent to the Effective Date, and (a) any Subsidiary of an Unrestricted Subsidiary. The Parent may at any time after the Effective Date designate any Restricted Subsidiary an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (i) after giving effect to such designation on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the Measurement Period most recently ended on or prior to the date of such designation is at least 1.00 to 1.00, (i) the Loan Parties shall have satisfied the Payment Conditions with respect to Restricted Payments, and (i) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Designated Senior Indebtedness (including Permitted Refinancings thereof). Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Effective Date, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s and its Subsidiaries’ investment therein. Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Effective Date designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (i) a return on any Investment by the Parent in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrowers’ Investment in such Subsidiary.
“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (a) any

Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (a) the sum of all such payments.
“Withholding Agent” means, any Borrower, any Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (%4) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (%4) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (%4) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (%4) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (%4) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (%4) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Each covenant shall (i) permit classification and reclassification from time to time by the Borrowers among one or more available baskets and exceptions and (ii) permit reliance on one or more available exceptions and baskets at the Borrowers’ option, and if such exceptions and baskets include a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based tests shall be calculated without giving effect to the utilization of such fixed amounts.
Section 1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein and without including the effect of any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (%4) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (%4) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Time (daylight or standard, as applicable).

Section 1.06    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06.
(b)    For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Total Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (%4) during the applicable Measurement Period and (%4) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.
(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expense and cost saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction, in the manner described in the definition of Consolidated EBITDA.
(d)    Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent or Subsidiary may designate.
(e)    Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness or Lien in connection therewith, compliance with the Payment Conditions test required by this Agreement for such Designated Acquisition or such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into and, only with respect to the tests described in clause (b)(i)(A) and (b)(ii) of the definition of “Payment Conditions”, at the time of closing of such Designated Acquisition and incurrence of such Designated Indebtedness and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Acquisition and on a pro forma basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.
Section 1.07    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any

Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
Section 1.08    Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf, and not in such Person’s individual capacity.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01    Committed Loans; Reserves.
(a)    Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make loans in Dollars (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (23) the amount of such Lender’s Commitment, or (23) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:
(i)    after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,
(ii)    after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (23) such Lender’s Commitment and (23) such Lender’s Applicable Percentage of the Borrowing Base, and
(iii)    the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.
Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.
(b)    The Administrative Agent shall have the right, at any time and from time to time after the Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Parent (which notice shall include a reasonably detailed description of such Reserve being established). During such three (3) Business Day period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Parent and the Parent may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent; provided that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or changes to Reserves or establishment of additional Reserves if it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period, or changes to Reserves when a Default or

Event of Default exists or changes to Reserves to establish or change Reserves for Reserved Bank Products/ Cash Management Services pursuant to the notices received by the Administrative Agent pursuant to Section 2.17, Section 6.02(d)(iv) and Section 6.03(f), as applicable. Promptly after the Administrative Agent has knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Administrative Agent shall eliminate such Reserve. Notwithstanding anything to the contrary herein, the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including advance rates).
Section 2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBOR Rate Loans as the Parent may request in accordance herewith; provided that all Committed Loans made on the Effective Date must be made as Base Rate Loans but may be Converted into LIBOR Rate Loans in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.
(b)    Each Committed Borrowing, each Conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Parent’s irrevocable notice to the Administrative Agent, which may be given either by a Committed Loan Notice or by telephone. Each such notice must be received by the Administrative Agent not later than (i) 10:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) 12:00 p.m. on the proposed date of any Borrowing of Base Rate Loans; provided, however, that (x) any such notice of a Base Rate Borrowing to finance a disbursement under any Letter of Credit as contemplated by Section 2.03(c) maybe given not later than 9:00 a.m. on the date of such proposed Borrower and (y) if the Parent wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, Conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m., three (3) Business Days before the requested date of such Borrowing, Conversion or continuation, the Administrative Agent shall notify the Parent (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Parent pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify the following information:
(%4) the name of the applicable Borrower(s);
(%4) whether the Parent is requesting a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans,

(%4) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day),
(%4) the principal amount of Committed Loans to be borrowed, Converted or continued,
(%4) the Class and Type of Committed Loans to be borrowed or to which existing Committed Loans are to be Converted, and
(%4) if applicable, the duration of the Interest Period with respect thereto.
If no election as to the Type of Committed Loan is specified in a Committed Loan Notice or if the Parent fails to give a timely notice requesting a Conversion or continuation, then the applicable Committed Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Parent requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan.
(c)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the relevant Class of the amount of its Applicable Percentage of the applicable Class of Committed Loans, and if no timely notice of a Conversion or continuation is provided by the Parent, the Administrative Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either, at the option of the Parent, by (%4) crediting the account of the Parent on the books of JPMCB with the amount of such funds or (%4) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Parent, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.
(d)    The Administrative Agent, without the request of (but with notice to) the Parent, may advance any interest, fee, service charge, expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby, except that with respect to any third-party fees and expenses, the Administrative Agent shall only make such an advance in the event that the Borrowers, after receipt of an invoice therefor, fail to make such payment when due. The Administrative Agent shall advise the Parent of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)    Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.
(f)    The Administrative Agent shall promptly notify the Parent and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent and the Lenders of any change in JPMCB’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(g)    After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to LIBOR Rate Loans.
(h)    The Administrative Agent, the Lenders, the Swing Line Lender and each L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and each L/C Issuer and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).
Section 2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (%5) each L/C Issuer agrees, in reliance (among other things) upon the agreements of the Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and to honor drawings under the Letters of Credit issued by it; and (%5) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (23) the Total Outstandings shall not exceed the Loan Cap, (23) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment or such Lender’s Applicable Percentage of the Borrowing Base, and (23) the Outstanding Amount of the L/

C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Parent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    No L/C Issuer shall issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders and the applicable L/C Issuer have approved such expiry date;
(B)    the proceeds of which would be made available to any Person to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or in any manner that would result in a violation of any applicable Sanctions by any party to this Agreement; or
(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent and the applicable L/C Issuer may agree) or all the Lenders have approved such expiry date.
(iii)    No L/C Issuer shall issue any Letter of Credit without the prior consent of the Administrative Agent (and even with such consent shall not be obligated to issue such Letter of Credit unless otherwise consented to by such L/C Issuer in its sole discretion) if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of this clause (A), regardless of the date enacted, adopted, issued or implemented;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    such Letter of Credit is to be denominated in a currency other than Dollars; provided that if such L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;
(D)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;
(E)    a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, except as provided in Section 9.16;
(F)    the aggregate Outstanding Amount of L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit; or
(G)    such Letter of Credit is a commercial letter of credit unless such L/C Issuer generally issues such type of instruments for other borrowers.
(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)    Each L/C Issuer shall have all of the benefits and immunities (%5) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (%5) as additionally provided herein with respect to such L/C Issuer.
(vi)    The letters of credit set forth on Schedule 2.03(a) (the “Existing Letters of Credit”) have been established and issued by applicable L/C Issuer indicated thereon for the account of the Parent or any of its Restricted Subsidiaries pursuant to the Existing Credit Agreement, and shall be deemed to have been issued under this Agreement on the Effective Date.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 9:00 a.m. at least three (3) Business Days (or such other date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (%5) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (%5) the amount thereof; (%5) the expiry date thereof; (%5) the name and address of the beneficiary thereof; (%5) the documents to be presented by such beneficiary in case of any drawing thereunder; (%5) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (%5) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (%5) the Letter of Credit to be amended; (%5) the proposed date of amendment thereof (which shall be a Business Day); (%5) the nature of the proposed amendment; and (%5) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Parent shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer (other than JPMCB in its capacity as an L/C Issuer) will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.
(iii)    If the Parent so requests in any applicable Letter of Credit Application, each L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Parent shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) applicable L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (%5) such L/C Issuer has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (%5) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or from the Administrative Agent or the Parent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Parent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Parent and the Administrative Agent thereof on or prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such L/C Issuer and the Lenders with respect to any such payment. No later than (A) 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) if the Parent shall have received notice of such payment prior to 9:00 a.m. on the Honor Date or, (B) if such notice has not been received by the Parent prior to such time on such date set forth in the foregoing clause (A), then not later than 11:00 a.m. on (1) the Business Day that the Parent receives such notice, if such notice is received prior to 9:00 a.m. on the day of receipt, or (2) the Business Day immediately following the day that the Parent receives such notice, if such notice is not received prior to such time on the day of receipt, the Borrowers shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer (other than JPMCB in its capacity as an L/C Issuer) or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice from the Administrative Agent pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (%5) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (%5) the occurrence or continuance of a Default; or (%5) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.
(i)    At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent pursuant to Section 2.03(g)), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or
(vi)    the fact that any Event of Default shall have occurred and be continuing.
Notwithstanding the foregoing, any such reimbursement by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against any L/C Issuer, the Administrative Agent or the Lenders arising out of or relating to any Letter of Credit, which shall in each case be subject to the limitations on liability for any L/C Issuer or the Administrative Agent set forth in Section 2.03(f).
The Parent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent’s instructions or other irregularity, the Parent will promptly notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (%4) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (%4) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction; (%4) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (%4) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or such L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Cash Collateral. Upon the written request of the Administrative Agent or the applicable L/C Issuer, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, within one (1) Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuers (which documents are hereby consented to by the Lenders). The Borrowers hereby grant to the Administrative Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMCB, except that Permitted Investments of the type listed in clause (a) of the definition thereof may be made at the request of the Parent at the option and in the sole discretion of the Administrative Agent (and at the Borrowers’ risk and expense); and interest or profits, if any, on such investments shall accumulate in such account. If at any time the Administrative Agent reasonably determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (23) such aggregate Outstanding Amount over (23) the total amount of funds, if any, then held as cash collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer and, to the extent not so applied, shall thereafter be applied, to the extent permitted under applicable Law, to satisfy other Obligations.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent when a Letter of Credit is issued, (%4) the rules of the ISP shall apply to each Standby Letter of Credit, and (%4) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.
(i)    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (%4) due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (%4) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.
(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (%4) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (%4) with respect to each Standby

Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer (other than JPMCB in its capacity as an L/C Issuer) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (%4) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such L/C Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, and (%4) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.
(m)    Replacement of any L/C Issuer. (%4) Any L/C Issuer may be replaced at any time by written agreement among the Parent, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the applicable L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(i) above. From and after the effective date of any such replacement, (%5) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (%5) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(i)    Subject to the appointment and acceptance of a successor L/C Issuer, the applicable L/C Issuer may resign as an L/C Issuer at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Parent and the Lenders, in which case, such L/C Issuer shall be replaced in accordance with Section 2.03(m)(i) above.
Section 2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (%4) such

Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may not exceed the amount of such Lender’s Commitment, (%4) the Total Outstandings shall not exceed Loan Cap, and (%4) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that (x) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (y) the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (%5) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (%5) as additionally provided herein with respect to the Swing Line Lender.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (%4) the amount to be borrowed, which shall be a minimum of $100,000, and (%4) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (%5) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (%5) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers either by (%4) to the extent any such account exists, crediting the account of the Parent on the books of JPMCB with the amount of such funds or (%4) wire transfer of such funds, in each case in accordance with instructions provided to the Swing Line Lender by the Parent; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may (and with respect to any Swing Line Loans that is outstanding on the date that is one week after the funding thereof, shall) request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (%5) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (%5) the occurrence or continuance of a Default, or (%5) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans, which shall be payable quarterly in arrears on the first Business Day of each April, July, October and January (commencing with the first such date to occur after the Effective Date), upon any prepayment and on the Maturity Date. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.05    Prepayments.
(a)    The Borrowers may, upon irrevocable notice from the Parent to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (%4) such notice must be received by the Administrative Agent not later than 10:00 a.m. (%5) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (%5) on the date of prepayment of Base Rate Loans; (%4) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    The Borrowers may, upon irrevocable notice from the Parent to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Parent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess.
(d)    The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.12 hereof.
(e)    The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds paid in cash received by a Loan Party on account of a Prepayment Event, irrespective of whether a Dominion Trigger Event then exists and is continuing, provided, however, unless a Dominion Trigger Event has occurred and is continuing, the Borrowers shall only be required to prepay the Loans and Cash Collateralize the L/C Obligations with Net Proceeds arising from a Prepayment Event under clause (a) or clause (b) of the definition of “Prepayment Event” in an amount equal to the lesser of (%4) such Net Proceeds and (%4) the amounts advanced or available to be advanced against the assets subject to the Prepayment Event based upon the applicable advance rates in the Borrowing Base (adjusted for any applicable Reserves).
(f)    Prepayments made pursuant to Section 2.05(c), (d) and (e) above, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the applicable L/C Issuer or the Lenders, as applicable. Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding LIBOR Rate Loans are prepaid. Any prepayment of LIBOR Rate Loans pursuant to this Section 2.05 made other than on the last day of an Interest Period applicable thereto, shall be accompanied by payment of all breakage costs payable under Section 3.05 associated therewith. In order to avoid such breakage costs, as long as no Event of Default has occurred and is continuing, at the request of the Parent, the Administrative Agent shall hold all amounts required to be applied to LIBOR Rate Loans in the Cash Collateral Account and will apply such funds to the applicable LIBOR Rate Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Administrative Agent’s rights upon the subsequent occurrence of an Event of Default).
(g)    Prepayments made pursuant to this Section 2.05 shall not reduce the Aggregate Commitments hereunder.

(h)    Any notice of a prepayment to be made with the proceeds from the incurrence of Indebtedness or in connection with the closing of another transaction (including any notice of termination or reduction of Commitments made pursuant to Section 2.06 below) may state that such prepayment, termination or reduction is conditioned on the consummation of such incurrence or other transaction, and no Default or Event of Default shall occur if such prepayment, termination or reduction is not made because such condition is not satisfied.
Section 2.06    Termination or Reduction of Commitments.
(a)    The Borrowers may, upon irrevocable notice from the Parent to the Administrative Agent, terminate the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (%4) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three (3) Business Days prior to the date of termination or reduction, (%4) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (%4) the Borrowers shall not terminate or reduce (%5) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (%5) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (%5) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.
(b)    If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.
(c)    The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
Section 2.07    Repayment of Loans.
(a)    The Borrowers shall repay to the Lenders on the Maturity Date of each Class of Loans the aggregate principal amount of Committed Loans of such Class outstanding on such date.
(b)    To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.
Section 2.08    Interest.
(a)    The Loans comprising Base Rate Borrowings (including Swing Line Loans) shall bear interest at the Base Rate plus the Applicable Margin.

(b)    The Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default described in Section 8.01(a), (f) or (g), if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law while such Event of Default is continuing. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(d)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09    Fees.
(a)    The Commitment Fee. In addition to certain fees described in subsections (i) and (j) of Section 2.03, the Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to (i) from the Effective Date until the first Adjustment Date, 0.50% per annum multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings and (ii) thereafter, (x) 0.375% per annum multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings if such average daily excess amount over the most recently ended Fiscal Quarter as a percentage of the Aggregate Commitments is greater than 25% or (y) 0.50% per annum multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings if such average daily excess amount over the most recently ended Fiscal Quarter as a percentage of the Aggregate Commitments is less than or equal to 25%. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period.
(b)    Other Fees. The Borrowers shall pay to JPMCB in its capacity as the Administrative Agent and the Arranger for its own respective account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.10    Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the date and amount of each Loan from such Lender, the Class thereof, each payment and prepayment of principal of any such Loan, the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The Administrative Agent shall maintain accounts in which it shall record (%4) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (%4) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (%4) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.12    Payments Generally.
(a)    The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of L/C Borrowings, or of amounts payable under Section 3.01, 3.04, or 3.05, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an L/C Issuer or Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.04, 3.05, and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s s hare of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (%5) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (%5) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period, if such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Unless the Administrative Agent shall have received notice from the Parent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Parent with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraphs of Section 4.01 and Section 4.02 hereof, as applicable), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, none of the L/C Issuers or any Lender shall be obligated to extend credit to the Borrowers in violation of any Law.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.13    Sharing of Set-Offs. If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Borrowings resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Borrowings and Swing Line Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Borrowings and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Borrowings and Swing Line Loans; provided that (%4) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (%4) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Borrowings and Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
Section 2.14    Settlement Amongst Lenders.
(a)    The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 2:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
(b)    The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (%4) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (%4) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable

Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 p.m. that day; and, if received after 12:00 p.m., then no later than 2:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
Section 2.15    Increase in Commitments.
(a)    Request for Increase. Provided no Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Parent may from time to time after the Effective Date, subject to the limitations in the Intercreditor Agreement, request an increase in the Aggregate Commitments (each, an “Additional Commitment”) by an amount (for all such requests) not exceeding $200,000,000 in the aggregate; provided that (%4) any such request for an increase shall be in a minimum amount of $20,000,000 (or, if less, the remaining amount of such Additional Commitments), and (%4) the Parent may make a maximum of five (5) such requests. At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Parent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Parent, the Administrative Agent, with the consent of the Parent, will use its commercially reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue Commitments in an amount equal to the amount of the Additional Commitments requested by the Parent and not accepted by the existing Lenders (and the Parent may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Administrative Agent and the Parent, at no time shall the Commitment of any Additional Commitment Lender (including any Affiliates of one another or two or more Approved Funds administered, advised or arranged by the same entity or entities that are Affiliates of one another) be less than $5,000,000; provided, further, that the Parent may elect to implement Additional Commitments for which Lenders and other Eligible Assignees have agreed to increase or issue Commitments notwithstanding that the aggregate amount thereof is less than the amount originally requested.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Parent, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Parent and the Lenders and other Eligible Assignees being allocated an Additional Commitment (each, an “Additional Commitment Lender”) of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (%4) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Commitments, and (%4) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.
(e)    Required Terms. The terms and provisions of Loans made pursuant to Additional Commitments shall be, as set forth in the applicable Increase Joinder, provided, however, that:
(i)    the maturity date of the Loans made pursuant to the Additional Commitments shall not be earlier than the Original Loan Maturity Date;
(ii)    the Applicable Margins for the Loans made pursuant to the Additional Commitments shall be determined by the Parent and the Additional Commitment Lenders; provided that in the event that the all-in-yield for any Loans made pursuant to Additional Commitments is more than 0.50% greater than the all-in-yield that is applicable to the Loans made pursuant to the initial Commitments, then the Applicable Margins for the Loans made pursuant to the initial Commitments shall be increased to the extent necessary so that the all-in-yield for the Loans made pursuant to the Additional Commitments is not more than 0.50% greater than the all-in-yield for the Loans made pursuant to the initial Commitments; provided, further, that in determining the all-in-yield, (23) original issue discount or upfront fees payable by the Parent to the Lenders in the primary syndication of any Class of Commitments shall be excluded and (23) customary arrangement or commitment fees payable to the Arranger (or its Affiliates) or to one or more arrangers (or their respective Affiliates) of the Additional Commitments shall be excluded to the extent they are not shared with all Lenders;
(iii)    the Loans made pursuant to the Additional Commitments shall be in U.S. dollars and other currency reasonably acceptable to the Administrative Agent and each of the Additional Commitment Lenders allocated an Additional Commitments; and
(iv)    except as set forth in clauses (i) (ii) and (iii) above, all terms and documentation with respect to any Loans made pursuant to Additional Commitments shall be substantially identical to the terms applicable to the Loans (but excluding (A) any terms applicable after the Maturity Date or (B) that are also made for the benefit of the Lenders) or shall be reasonably satisfactory to the Administrative Agent.
(f)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Parent shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (A) to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects, (B) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (C) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and no Default or Event of Default then exists or would result therefrom; (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents (the “Increase Joinder”) in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid (or will pay substantially concurrently with the effectiveness thereof) such fees and other compensation to the Additional Commitment Lenders as the Parent and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid (or will pay substantially concurrently with the effectiveness thereof) such arrangement fees to the Administrative Agent as the Parent and the Administrative Agent may agree; (v) if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; (vii) no Default or Event of Default exists; and (viii) such increase shall comply with the terms and limitations of documentation governing Indebtedness of the Borrowers and their respective Restricted Subsidiaries at such time. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

Section 2.16    Extensions of Commitments.
(a)    The Borrowers may at any time and from time to time request (which such request shall be offered equally to all Lenders of such Class) that all or a portion of the Commitments of any Class or the Extended Commitments of any Class (and, in each case, including any previously extended Commitments), existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”; each Extended Commitment and related Extended Loans together being referred to as an “Extended Class”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical in all material respects to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (%3) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (%3) (%5) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (%5) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (%3) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from those for the Specified Existing Commitment Class and the Extension Amendment may provide for other covenants and terms that apply to any period after the Maturity Date of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise, the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Commitment Class), assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 10.06 and permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted or exchanged into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).
(a)    The Parent shall provide the applicable Extension Request to the Administrative Agent at least ten (10) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16. Any Lender (an “Extending

Lender”) wishing to have all or a portion of its Existing Commitments of an Existing Class subject to such Extension Request converted or exchanged into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Commitments which it has elected to convert or exchange into an Extended Class (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Existing Commitments subject to Extension Elections exceeds the amount requested for the Extended Class pursuant to the Extension Request, Existing Commitments subject to Extension Elections shall be converted to or exchanged to an Extended Class on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Existing Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, unless expressly agreed by the holders of each affected Existing Commitment of the Specified Existing Commitment Class (as well as the Swing Line Lender and L/C Issuers), such Extended Commitment shall not be treated more favorably than all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Extension Amendment may provide that the last day for making Swing Line Loans and/or issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swing Line Loans and/or applicable L/C Issuer, as applicable, has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(b)    The Extended Class shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Class established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Class in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In connection with any Extension Amendment, the Parent shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent (%4) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the first sentence of this clause (c)) and covering customary matters and (%4) to the effect that such Extension Amendment, including the Extended Commitments provided for therein, does not breach or result in a default under the provisions of Section 10.01 of this Agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, (%5) on any date on which any Class of Existing Commitments is converted or exchanged to extend the related scheduled Maturity Date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrowers and such Lender), and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (%5) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Loans (and related participations) of the applicable Class in the same proportion as such Extended Commitments of such Class to Extending Lender’s Specified Existing Commitment Class.
(d)    In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within fifteen (15) days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (%4) provide for the conversion or exchange and extension of Existing Commitments (and related Applicable Percentage), as the case may be, in such amount as is required to cause such Lender to hold Extended Commitments (and related Applicable Percentage) of the applicable Extension Series into which such other commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (%4) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (%4) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(c).
(e)    No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(f)    This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Commitments without such Lender’s consent.
Section 2.17    Bank Products and Cash Management Services. Each Lender or Affiliate thereof providing Bank Products or Cash Management Services for, or having Swap Contracts with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, not later than ten (10) Business Days after entering into such Bank Product (including the execution of any Swap Contract) or Cash Management Service, written notice setting forth the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the aggregate amount of all Swap Obligations or obligations under such Bank Product or Cash Management Service, as applicable, of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent); provided, that the failure to provide such notice by such Person shall not be deemed to be a breach hereunder. In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, upon a request therefor, a summary of the amounts due or to become due in respect of such Swap Obligations or such obligations under such Bank Product or Cash Management Service, as applicable. The delivery of the notices required by this Section 2.17 or by the Parent pursuant to Section 6.02(d)(iv) or Section 6.03(f) to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 8.03, such Swap Obligations or obligations under any other Bank Product or Cash Management Service, as applicable, will be placed.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF PARENT
Section 3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (%4) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (%4) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (%4) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the

Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (%4) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the recipient), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the Beneficial Owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for the Parent or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the payment in full of all Obligations and the termination of this Agreement).
(i)    Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.
Section 3.02    [Reserved].
Section 3.03    Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate or because the LIBOR Screen Rate is not available or published on a current basis) the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Parent and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and any such LIBOR Rate Borrowing shall be repaid or converted into a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto, and if any Committed Loan Notice requests a LIBOR Rate Borrowing, such Borrowing shall be made as Base Rate Borrowing.

(b)    If any Lender determines that any Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any LIBOR Rate Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Parent through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue LIBOR Rate Loans or to convert Base Rate Borrowings to LIBOR Rate Borrowings will be suspended until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBOR Rate Borrowings of such Lender to Base Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.
(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Parent shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective, and (y) if any Committed Loan Notice requests a LIBOR Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
Section 3.04    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement or assessment against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any L/C Issuer;

(ii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.05    Break Funding Payments. In the event of (%3) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.05), (%3) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (%3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.06 and is revoked in accordance therewith), or (%3) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent pursuant to Section 3.06 or 10.01, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (%4) the amount of interest which would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such LIBOR Rate Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Rate Loan), over (%4) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 3.06    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (%4) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (%4) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may replace such Lender in accordance with Section 10.13.
Section 3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
Section 3.08    Designation of Parent as Borrowers’ Agent.
(a)    Each Borrower hereby irrevocably designates and appoints the Parent as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Parent and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Parent as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents. The Credit Parties and their respective Related Parties, shall not be liable to the Parent or any Borrower for any action taken or omitted to be taken by the Parent or the Borrowers pursuant to this Section 3.08.
(b)    Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all the other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
(c)    The Parent shall act as a conduit for each Borrower on whose behalf the Parent has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
(d)    The Parent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Parent by the terms of each Loan Document, together with such powers as are reasonably incidental thereto. The Parent shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Parent.
(e)    Each Borrower shall immediately notify the Parent of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. Any notice provided to the Parent hereunder shall constitute notice to each Borrower on the date received by the Parent.
(f)    The Borrowers hereby empower and authorize the Parent, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Parent or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Parent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVE DATE
Section 4.01    Conditions of Effective Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)    the Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e‑mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement;

(ii)    a Note executed by the Borrowers in favor of each Lender requesting a Note to the extent requested one (1) Business Day prior to the Effective Date;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (%5) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (%5) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;
(iv)    copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;
(v)    a certificate signed by a Responsible Officer of the Parent dated as of the Effective Date (A) stating that no Default or Event of Default has occurred and is continuing, (B) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (except where qualified by materiality, in which case such representations and warranties that are qualified by materiality shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and (C)  certifying as to any other factual matters as may be reasonably requested by the Administrative Agent;
(vi)    a solvency certificate signed by the Chief Financial Officer of the Parent substantially in the form attached as Exhibit D;
(vii)    results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with the Effective Date or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;
(viii)    a customary legal opinion (A) from Fried, Frank, Harris Shriver & Jacobson LLP, counsel to the Loan Parties, (B) Taft Stettinius & Hollister LLP, Indiana counsel to the Loan Parties, and (C) McDermott, Will & Emery LLP, California counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender;
(ix)    the Security Agreement, together with all certificates evidencing any Equity Interest being pledged thereunder (and accompanying powers executed in blank), shall have been duly executed by the applicable Loan Parties;
(x)    the Facility Guaranty shall have been duly executed by the Guarantors;

(xi)    a Perfection Certificate dated as of the Effective Date shall have been duly executed by the Loan Parties;
(xii)    a Borrowing Base Certificate prepared as of March 31, 2018 with customary supporting schedules and documentation;
(xiii)    subject to Section 6.21, the Administrative Agent shall have received each Blocked Account Agreement required to be provided pursuant to Section 3.4(d)(ii) of the Security Agreement; and
(xiv)    Uniform Commercial Code financing statements and all other documents and instruments required by Law or reasonably requested by the Administrative Agent to be delivered, filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents shall have been (or have been authorized by the Loan Parties to be) so delivered, filed, registered or recorded to the satisfaction of the Administrative Agent.
(b)    the Administrative Agent shall have received and be satisfied with (23) the Borrowers’ Audited Financial Statements and the Unaudited Financial Statements and the Borrowers’ projections for Fiscal Years 2018 to 2022, (23) inventory appraisals and field examinations performed by the Administrative Agent or firms and appraisers satisfactory to it, including the Administrative Agent’s receipt of a true and complete customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Responsible Officer of the Parent, (23) background investigations on the Loan Parties and certain of their respective executive officers and key shareholders, and (23) evidence of the Loan Parties’ capital structure, corporate structure, material accounts and documents evidencing Material Indebtedness;
(c)    the Administrative Agent shall have received evidence that all governmental and third party approvals, if any, necessary in connection with the Transactions and the continuing operations of the CJ Group (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect;
(d)    the Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that, subject to Section 6.21, the Administrative Agent has been named (including on applicable certificates and endorsements) as lender loss payee and additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;
(e)    since December 31, 2017, there shall have not occurred any event, development or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;
(f)    the Administrative Agent shall have received a reasonably satisfactory pay-off letter for the Existing Credit Agreement, to be repaid from the proceeds of the initial Credit Extension, confirming that all Liens in connection with such Indebtedness upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit;
(g)    the Administrative Agent shall have received evidence that immediately after giving effect to all Credit Extensions on the Effective Date, the payments of all fees and expenses made in connection with the Effective Date and with all of the Loan Parties’ indebtedness, liabilities and obligations current, the Excess Availability on a pro forma basis shall not be less than $150,000,000;
(h)    all fees required to be paid on the Effective Date pursuant to this Agreement and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Effective Date pursuant to this Agreement, in each case to the extent invoiced at least two (2) Business Days prior to the Effective Date, shall have been paid (which amounts may be offset against the proceeds of the Loans);
(i)    the Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion;
(j)    if a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent and the applicable L/C Issuer shall have received a properly completed Letter of Credit Application (whether standalone or pursuant to a master agreement, as applicable) and any other Issuer Documents reasonably requested by such L/C Issuer; and
(k)    the Administrative Agent shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Arranger at least five (5) Business Days prior to the Effective Date.
Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Loan Parties shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Parent, the Lenders and the L/C Issuers of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the L/C Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.01) at or prior to 2:00 p.m. on May 31, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type, or a continuation of LIBOR Rate Loans) and of each L/C Issuer to issue each Letter of Credit is in each case subject to the following conditions precedent:
(a)    the representations and warranties of each Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (%4) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (%4) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (%4) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b)    no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;
(c)    after giving effect to the requested Credit Extension, the Total Outstandings shall not exceed the Loan Cap; and
(d)    the Administrative Agent and, if applicable, the applicable L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Parent shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) through (c) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Parent and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:
Section 5.01    Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (%3) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (%3) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (%4) own or lease its assets and carry on its business and (%4) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (%3) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents); or (d) violate any Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.
Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.
Section 5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; it being understood that no representation is made with respect to information of an industry specific or general economic nature.
(b)    The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    The Consolidated forecasted balance sheets and statements of income and cash flows of the CJ Group delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).
Section 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.08    Ownership of Property; Liens.
(a)    Each of the Loan Parties and each Restricted Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title or failure to have such title or other interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except for Permitted Encumbrances or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances and such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Schedule 7.02 sets forth a complete and accurate list of all Investments of the type described in clause (b) of the definition of “Permitted Investments” held by any Loan Party or any Subsidiary of a Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity, if any, thereof.
(d)    Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of the type described in clause (a) of the definition of “Permitted Indebtedness” of each Loan Party or any Restricted Subsidiary of a Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity thereof.
Section 5.09    Environmental Compliance.
(a)    Except for any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Restricted Subsidiary thereof or any of their respective facilities or operations (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending notice or claim with respect to any Environmental Liability or (iv) is aware of any basis for any Environmental Liability; and

(b)    No Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release or threat of Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any investigations, assessments, remedial or response actions that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.10    Taxes. Except for failures that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in the capacity of withholding agent), except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, and as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have been filed. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Loan Party or any of their Subsidiaries that, individually, or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
Section 5.11    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) none of the Loan Parties or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (iii) none of the Loan Parties or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of the Parent, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; and (iv) none of the Loan Parties or any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 5.12    Subsidiaries; Equity Interests. As of the Effective Date: (a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, which Schedule sets forth, as of the Effective Date, the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Restricted Subsidiary, and indicating whether such Restricted Subsidiary is a Borrower, a Guarantor or an Immaterial Subsidiary, (b) all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party (or a Restricted Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except for Liens in favor of the Administrative Agent under the Loan Documents and Permitted Encumbrances which do not have priority over the Liens of the Administrative Agent. Except as set forth in Schedule 5.12, as of the Effective Date, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. As of the Effective Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 7.02. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Effective Date, each of which is valid and in full force and effect as of the Effective Date.
Section 5.13    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the Board.
(b)    None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.14    Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, on the Effective Date, would reasonably be expected to result in a Material Adverse Effect on the Effective Date. No report, financial statement, certificate or other factual written information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished) and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).
Section 5.15    Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 5.16    Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that to the Loan Parties’ knowledge is reasonably necessary for the operation of their respective businesses as currently conducted. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of their respective businesses by any Loan Party or any Subsidiary, to the Loan Parties’ knowledge, does not violate, dilute, or misappropriate and has not, in the past three (3) years infringed, any Intellectual Property rights held by any other Person, and except as disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent, threatened in writing against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.17    Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law that has not been satisfied that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 5.18    Security Documents.
(a)    The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of UCC financing statements in proper form, and delivery to the Administrative Agent of all possessory collateral required to be delivered by the Security Agreement and/or the obtaining of “control” (as defined in the UCC) by the Administrative Agent (or, so long as the Intercreditor Agreement is in effect and the Designated Senior Agent is acting as agent for the Administrative Agent pursuant thereto for purposes of obtaining possession of or establishing control over certain Collateral, to or by the Designated Senior Agent), the Administrative Agent for the benefit of the Credit Parties, will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral (other than those DDAs for which the Administrative Agent has not required a Blocked Account Agreement) that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or by obtaining control or possession, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law.
(b)    To the extent the Collateral includes any of the Loan Parties’ Intellectual Property, when the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Section 2.3(b) of the Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Collateral constituting Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date).
Section 5.19    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party or any Subsidiary and no obligation has been or will be incurred by any Loan Party or any Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary.
Section 5.20    Deposit Accounts. Schedule 5.20 sets forth all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) subject to Section 6.21, the identification of each Blocked Account Bank.
Section 5.21    Material Contracts. Schedule 5.21 sets forth all Material Contracts to which any Loan Party or any Restricted Subsidiary is a party as of the Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Effective Date, subject to confidentiality restrictions contained therein. The Loan Parties and their Restricted Subsidiaries are not in breach or in default of or under any Material Contract which would reasonably be likely to result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

Section 5.22    USA PATRIOT Act Notice. Each Loan Party is in compliance, in all material respects, with the Patriot Act, to the extent each Loan Party is legally required to comply with the Patriot Act.
Section 5.23    Office of Foreign Assets Control. Neither the advance of the Loans or the Letters of Credit nor the use of the proceeds of the Loans or the Letters of Credit, nor the lending, contribution or otherwise making available such proceeds to any Subsidiary, joint venture partner or other individual or entity, will be used to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that at the time of such funding, is the subject of Sanctions, to the extent in violation of applicable Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of applicable Sanctions. Neither the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Parent and its Subsidiaries, any director, officer, employee, agent, or representative thereof, is an individual or entity that is, or is 50% owned or controlled by any individual or entity that is (i) currently the subject or target of any applicable Sanctions or (ii) located, organized or a resident in a Sanctioned Country.
Section 5.24    Use of Proceeds. On the Effective Date, the proceeds of the initial Commitments (in addition to Letters of Credit issued hereunder) will, subject to the Loan Cap, be used to repay all or a portion of the Indebtedness under the Existing Credit Agreement, to pay costs associated with the Transactions and for general corporate purposes. Following the Effective Date, the Loans will be used by the Parent and its Subsidiaries for working capital (including the purchase of Inventory and Equipment) and general corporate purposes (including to make Permitted Acquisitions, other permitted Investments and permitted Restricted Payments).
Section 5.25    Anti-Money Laundering. No Borrower or Guarantor, none of their Subsidiaries and, to the knowledge of senior management of each Borrower or Guarantor, none of its Affiliates and none of its respective officers, directors, brokers or agents, acting in their capacity on behalf of such Borrower or Guarantor or such Subsidiary or Affiliate (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.
Section 5.26    FCPA. The Parent and its Subsidiaries and, to the knowledge of the Parent and its Subsidiaries, their respective officers, directors, employees, agents and Affiliates while acting on behalf of the Parent or its Subsidiaries, have conducted their businesses in compliance with the anti-bribery provisions of the United States Foreign Corrupt Practices Act of 1977 and, to the extent applicable, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws.
Section 5.27    Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.

Section 5.28    Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory, and the Accounts and unbilled Accounts reflected therein as eligible for inclusion in the Borrowing Base constitute Eligible Billed Accounts and Eligible Unbilled Accounts, in each case as of the period end date for which such Borrowing Base Certificate is calculated.
Section 5.29    Swap Contracts and Qualified ECP Guarantors. No Loan Party is a party to, nor will it be a party to, any Swap Contract whereby such Loan Party has agreed or will agree to hedge interest rates, commodities or currencies unless same provides that damages upon termination following an event of default thereunder are payable by the party that is out-of-the-money on a mark-to-market basis without regard to whether or not such party is the defaulting party. Each of the Borrowers is a Qualified ECP Guarantor.

Section 5.30    Ineligible Securities. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Credit Extensions, directly or indirectly, to purchase for sixty (60) days after the Effective Date, Ineligible Securities being underwritten by a securities Affiliate of a the Administrative Agent or any Lender.

Section 5.31    No Burdensome Agreements. No Loan Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Loan Party’s ability to comply with the terms of this Agreement.
Section 5.32    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:
Section 6.01    Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within ninety (90) days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each Fiscal Year of the Parent, (x) a Consolidated balance sheet of the CJ Group as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to an upcoming maturity of any Indebtedness or potential default under any financial covenant) and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(b)    as soon as available, but in any event within forty-five (45) days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (x) a Consolidated balance sheet of the CJ Group as at the end of such Fiscal Quarter and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the CJ Group as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Quarter, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent; and
(c)    as soon as available, but in any event no more than ninety (90) days after the end of, and no earlier than thirty (30) days prior to the end of, each Fiscal Year of the Parent, forecasts and budgets prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of the Loan Cap and the Consolidated balance sheets and statements of income or operations and cash flows of the CJ Group on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs); it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the CJ Group by furnishing (A) the Parent’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, (i) such information is accompanied by consolidated information that explains in reasonable detail the differences between the information relating to the Parent (or a parent of the Parent, if such information related to such a parent), on the one hand, and the information relating to the Parent and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under this Section 6.01, such materials are accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and consistent with the requirements of Section 6.01.
Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements;
(b)    (i) on or prior to the twentieth (20th) Business Day of each Fiscal Month, a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Parent; provided that, at any time, and from time to time, at the election of the Parent, a Borrowing Base Certificate may be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business of the last Business

Day of the immediately preceding week so long as the Parent continues to deliver Borrowing Base Certificates on a weekly basis for the thirty (30) consecutive days following the submission of the first weekly Borrowing Base Certificate; provided further that, notwithstanding the foregoing, at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on of the last Business Day of the immediately preceding week, (ii) at such time Pledged Cash is withdrawn from the Special Cash Collateral Account in accordance with Section 6.20, a Borrowing Base Certificate showing the Borrowing Base after giving effect to the withdrawal of such Pledged Cash and (%4) within three (3) Business Days after the consummation of the Disposition of any Collateral included in the Borrowing Base having a Fair Market Value in excess of $5,000,000, a Borrowing Base Certificate showing the Borrowing Base after giving effect to the consummation of such Disposition;
(c)    promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;
(d)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate (“Compliance Certificate”) signed by the chief executive officer, chief financial officer, treasurer or controller of Parent (i) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, the nature and extent thereof and the expected remedial actions, (ii) certifying that such financial statements fairly present the financial condition and results of operations in accordance with GAAP, (iii) with respect to financial statements delivered pursuant to Sections 6.01(a) and (b), setting forth reasonably detailed calculations with respect to the Total Leverage Ratio and, regardless of whether a Covenant Trigger Event has occurred and is continuing, the Consolidated Fixed Charge Coverage Ratio and (%4) setting forth, in form and substance reasonably satisfactory to the Administrative Agent, as of the date of such certificate a true and complete list of all Swap Contracts (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) to which any Loan Party or any of its Restricted Subsidiaries is a party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(e)    promptly, such additional information regarding the business affairs (including, without limitation, information regarding the Loan Parties’ customers), financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender acting through the Administrative Agent) may from time to time reasonably request;
(f)    promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries; and

(g)    promptly, and in any event within twenty (20) Business Days following the end of each Fiscal Month, in each case, in a form and format as may be readily available to management consistent with normal business practices: (i) an aggregated compilation of each Loan Party’s trade payables, and at the Administrative Agent’s reasonable request, a detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent, (ii) a schedule or report of Inventory owned by each Loan Party by location and category, (iii) a detailed aged trial balance of all Accounts as of the end of the preceding Fiscal Month, (iv) a schedule, report or copy of account statements detailing the Pledged Cash as of the end of the preceding Fiscal Month, (v) a worksheet of calculations prepared by the Parent to determine Eligible Billed Accounts, Eligible Unbilled Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Billed Accounts, Eligible Unbilled Accounts and Eligible Inventory and the reason for such exclusion and (vi) such other supporting documentation in respect of the Borrowing Base as the Administrative Agent may reasonably request; provided that, if an Accelerated Borrowing Base Reporting Event exists or the Parent elects to or is required to deliver a Borrowing Base Certificate more frequently pursuant to Section 6.02(b)(i), (ii) or (iii), as applicable, such schedule, report, copy of account statements, worksheet or other information shall be delivered on a more frequent basis in connection with the delivery of the applicable Borrowing Base Certificate pursuant to Section 6.02(b) to the extent such information is available to the Parent.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02(f) may (but shall not be required to) be delivered electronically (which may be filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at www.cjenergy.com; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that the Administrative Agent and/or the Arranger will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).
Section 6.03    Notices. Promptly (or in the case of the following clause (f), not later than ten (10) Business Days after such event has occurred) after any Responsible Officer of the Parent obtains knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(d)    of the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Restricted Subsidiary in each case that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(e)    of any Material Contract (and any material amendment or extension or termination thereof), together with a copy of each such Material Contract; provided that filing with the SEC a Current Report on Form 8-K of the Parent (and attaching thereto a copy of such Material Contract) within the time period specified above shall be deemed to satisfy the requirements of this Section 6.03(e); or
(f)    of entering into any Swap Contracts with any Lender or any Affiliate thereof, written notice setting forth the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes).
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto.
Section 6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a withholding agent); all lawful claims which, if unpaid, would by Law become a Lien upon its property; and all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and no Lien has been filed with respect thereto (other than Permitted Encumbrances) or the failure to make payment pending such contest would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to determining Reserves pursuant to this Agreement.
Section 6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case of clauses (a) and (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.07    Maintenance of Insurance. Maintain insurance with respect to its property and business substantially consistent with past practices as of the Effective Date (including by way of self-

insurance or as is otherwise reasonably acceptable to the Administrative Agent) and as is customarily carried under similar circumstances by other Persons in the same or similar businesses operating in the same or similar locations. Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed to include a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements shall provide that none of the Borrowers, the Administrative Agent, or any other party shall be a coinsurer and such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Lenders and all first party property insurance covering Collateral shall name the Administrative Agent as additional insured or lender loss payee, as applicable, and all liability insurance shall name the Administrative Agent as additional insured.
Section 6.08    Compliance with Laws and Material Contractual Obligations. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including without limitation Environmental Laws), except in such instances in which (%3) (%4) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (%4) such contest effectively suspends enforcement of the contested Laws; or (%3) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each Restricted Subsidiary to, perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 6.09    Books and Records; Accountants.
(a)    Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the CJ Group; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the CJ Group.

(b)    At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent; provided that an officer of the Parent shall be entitled to participate in any such discussions.
Section 6.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm at such reasonable times during normal business hours upon reasonable advance notice to the Parent; provided, however, that unless an Event of Default has occurred and is continuing, only one visit in any twelve-month period shall be permitted and such visit shall be at the Loan Parties’ expense.
(b)    Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations and other evaluations at the frequency specified below, including, without limitation, of (%4) the Parent’s practices in the computation of the Borrowing Base and (%4) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations. Notwithstanding the foregoing, except as provided in the provisos to this sentence, the Administrative Agent shall be permitted to conduct one (1) commercial finance examination in any twelve-month period at the Loan Parties’ expense; provided that, in the event that Excess Availability is at any time less than the greater of (%5) 17.5% of the Loan Cap and (%5) $40,000,000, the Administrative Agent shall be permitted to conduct up to two (2) commercial finance examinations in any twelve-month period at the Loan Parties’ expense; provided further that, at any time a Specified Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct up to four (4) additional commercial finance examinations in any twelve-month period and such examinations shall be at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional commercial finance examinations to be undertaken (%4) as it in its discretion deems necessary or appropriate, at its own expense or, (%4) if required by Law, at the expense of the Loan Parties.
(c)    Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals and audits of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such appraisals. Notwithstanding the foregoing, except as provided in the provisos to this sentence, the Administrative Agent shall be permitted to conduct up to one (1) Inventory appraisal in any twelve-month period at the Loan Parties’ expense; provided that in the event that Excess Availability is at any time less than the greater of (%5) 17.5% of the Loan Cap and (%5) $40,000,000, the Administrative Agent shall be permitted to conduct up to two (2) Inventory appraisals in any twelve-month period at the Loan Parties’ expense; provided further that if a Specified Event of Default has occurred and is continuing the Administrative Agent shall be permitted to conduct up to four (4) additional Inventory appraisals in any twelve-month period and such appraisals shall be at the Loan

Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (23) as it in its discretion deems necessary or appropriate, at its own expense or, (23) if required by Law, at the expense of the Loan Parties.
Section 6.11    Additional Loan Parties. Notify the Administrative Agent promptly after any Person becomes a Subsidiary (other than any Excluded Subsidiary but including any Unrestricted Subsidiary being reclassified as a Restricted Subsidiary) of the Parent, and promptly thereafter (and in any event within fifteen (15) Business Days) if requested by the Administrative Agent, (%4) cause any such Person to become a Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, (%4) subject to the requirements of Section 6.14(b), grant a Lien to the Administrative Agent on such Person’s assets on the same types of assets which constitute Collateral under the Security Documents to secure the Obligations, and (%4) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01 and if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and to the extent required to be pledged pursuant to the applicable Security Documents and subject to the Intercreditor Agreement, if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, for purposes of compliance with Section 6.01, any direct or indirect parent entity of the Parent may become a guarantor by executing and delivering to the Administrative Agent a guarantee agreement in a form satisfactory to the Administrative Agent which shall be executed by the Parent and such parent; provided that such parent entity shall not otherwise be deemed to be a “Borrower”, “Guarantor” or “Loan Party” for any purpose under this Agreement. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor or permit the inclusion of any acquired assets in the computation of the Borrowing Base.
Section 6.12    Cash Management.
(a)    The Loan Parties shall within ninety (90) days after the Effective Date with respect to any DDA maintained on the Effective Date and within ninety (90) days after the opening or acquisition of any new DDA or such longer period as the Administrative Agent may reasonably agree, enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Administrative Agent with respect to each DDA maintained with any Blocked Account Bank (collectively, the “Blocked Accounts”); provided that Blocked Accounts shall not include (%4) deposit accounts specifically and exclusively used for payroll, payroll taxes and employee wage, health and other benefit payments to or for the benefit of any Loan Party’s employees, (%4) any zero balance account, (%4) accounts solely used for cash deposits pursuant to the definition of Permitted Encumbrances, (%4) any escrow account, trust and customer deposit account, (%4) accounts solely used to deposit proceeds of the Designated Senior Indebtedness (including Permitted Refinancings thereof) and Designated Senior Priority Collateral, and (%4) accounts not exceeding $2,500,000 in the aggregate for all such accounts.
(b)    Subject to clause (a) above, instruct all customers to deposit all cash proceeds from sales of Inventory or performance of services in every form into a Blocked Account and to the extent not so deposited directly by the customers, deposit such amounts into a Blocked Account promptly, but in no event less frequently than once every three (3) Business Days.

(c)    Each Blocked Account Agreement shall require that, after the Blocked Account Bank’s receipt of written notice from the Administrative Agent given after the occurrence and during the continuance of a Dominion Trigger Event, the Blocked Account Bank shall effectuate the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Administrative Agent at JPMCB or such other account designated by the Administrative Agent (the “Collection Account”) of all funds in such Blocked Account.
(d)    The Collection Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (%4) the Loan Parties have no right of withdrawal from the Collection Account, (%4) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (%4) the funds on deposit in the Collection Account shall be applied pursuant to Section 8.03 on a daily basis after the occurrence and during the continuation of a Dominion Trigger Event. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.
(e)    Upon the request of the Administrative Agent after the occurrence and during the continuance of a Dominion Trigger Event, cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
Section 6.13    Information Regarding the Collateral.
(a)    Furnish to the Administrative Agent at least five (5) days (or such shorter period as the Administrative Agent may agree) prior written notice of any change in: (%4) any Loan Party’s legal name; (%4) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral, Collateral out for repair, and Collateral temporarily stored at a Customer’s location in connection with the providing of services to such Customer); (%4) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (%4) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall undertake all such action, if any, reasonably requested by the Administrative Agent under the UCC or otherwise that is required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.
(b)    From time to time as may be reasonably requested by the Administrative Agent, the Parent shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Effective Date that is required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.
Section 6.14    Further Assurances.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, provided that no such document, financing statement, agreement, instrument or action taken shall, in the Loan Parties’ good faith determination, materially increase the obligations or liabilities of the Loan Parties hereunder or have any Material Adverse Effect on the Loan Parties.
(b)    If any material assets of the type constituting Collateral are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof, and the Loan Parties will, within sixty (60) days after such acquisition, cause such assets to be subjected to a Lien securing the Obligations and take such actions as shall be reasonably necessary to perfect such Liens, including actions described in paragraph (a) of this Section 6.14, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.14(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.14(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.
Section 6.15    ERISA. The Parent will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Parent or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Parent or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Parent and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.
Section 6.16    Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 5.24. No part of the proceeds of any Loans or Letters of Credit hereunder will be used, by any Loan Party or any of its Subsidiaries for the purpose of funding any operations in, financing any investments or activities in or making any payments in violation of applicable Sanctions, anti-terrorism laws, anti-money laundering laws, anti-corruption laws (including United States Foreign Corrupt Practices Act of 1977, as amended) or any similar requirements of applicable Law. Each Loan Party and its Subsidiaries will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with anti-terrorism laws, anti-money laundering laws, anti-corruption laws (including United States Foreign Corrupt Practices Act of 1977, as amended) and applicable Sanctions.

Section 6.17    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 6.17; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 6.18    Casualty and Condemnation. The Loan Parties will (%3) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (%3) to the extent applicable, ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.
Section 6.19    Keepwell. If it is a Qualified ECP Guarantor, then jointly and severally, together with each other Qualified ECP Guarantor, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 6.20    Depository Banks; Special Cash Collateral Account.

(a)    Subject to Section 6.21, the Loan Parties will maintain JPMCB as its primary depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.
(b)    To the extent the Loan Parties elect to include any Pledged Cash in the Borrowing Base, the Loan Parties shall, subject to the proviso in the last sentence herein, at all times, maintain a Special Cash Collateral Account in an amount not less than the amounts specified as Pledged Cash in the most recently delivered Borrowing Base Certificate. All amounts on deposit from time to time in the Special Cash Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Obligations. Any income received with respect to amounts from time to time on deposit in the Special Cash Collateral Account, including any interest, shall be deposited in the Collection Account. The Administrative

Agent shall at all times have control and complete dominion over the Special Cash Collateral Account and all amounts on deposit therein; provided, however, that the Loan Parties may, upon not less than three (3) Business Days prior written notice to the Administrative Agent, from time to time withdraw funds from such Special Cash Collateral Account, if (i) no Default or Event of Default shall have occurred and be continuing on the date of such withdrawal both before and after giving effect to such withdrawal, (ii) after giving effect to such withdrawal, the Total Outstandings shall not exceed (A) the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base (after giving effect to such withdrawal), and (iii) the Parent delivers a Borrowing Base Certificate to the Administrative Agent reflecting the change in the Borrowing Base after giving effect to such withdrawal (it being understood that the Borrowing Base shall be adjusted immediately upon receipt of such Borrowing Base Certificate).
Section 6.21    Post-Closing Actions. The Parent agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.21, as such time periods may be extended by the Administrative Agent, in its sole discretion.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; sign or suffer to exist any security agreement authorizing any Person thereunder to file a financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign as security or otherwise transfer as security any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.
Section 7.02    Investments. Make any Investments, except Permitted Investments.
Section 7.03    Indebtedness; Disqualified Stock. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, or issue Disqualified Stock except Permitted Indebtedness.
Section 7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    (%4) any Restricted Subsidiary may merge, amalgamate or consolidate with a Borrower (including a merger, the purpose of which is to reorganize a Borrower into a new jurisdiction in the United States); provided that such Borrower (as a newly recognized entity) shall be the continuing or surviving Person and (%4) any Restricted Subsidiary may merge, amalgamate or consolidate with one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)    (%4) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (%4) any Subsidiary may liquidate or dissolve or a Borrower or any Subsidiary may change its legal form if the Parent determines in good faith that such action is in the best interest of the CJ Group and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, (23) any Borrower shall remain a Borrower and (23) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);
(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (%4) the transferee must be a Loan Party or (%4) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than clause (e) of the definition of “Permitted Investments”) and Section 7.03, respectively;
(d)    so long as no Default exists or would result therefrom, a Borrower may merge with any other Person; provided that (%4) such Borrower shall be the continuing or surviving corporation or (%4) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (%5) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (%5) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (%5) each Loan Party, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the Loan Documents, including the Facility Guaranty, shall continue to apply to the Successor Company’s obligations under the Loan Documents, (%5) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (%5) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document does not conflict with this Agreement and (%5) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;
(e)    so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.14; and
(f)    so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.
Section 7.05    Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of in a Permitted Disposition to any Person other than any Loan Party and, if applicable, the Net Proceeds therefrom are applied in accordance with this Agreement, such Collateral shall be sold free and clear of all Liens created by the Loan Documents.
Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:
(a)    each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;
(b)    each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party;
(c)    Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Sections 7.02 or 7.04;
(d)    if the Payment Conditions are satisfied, the CJ Group may make Restricted Payments;
(e)    the CJ Group may, and may make a Restricted Payment to, repurchase Equity Interests of the Parent held by a current or former employee, officer or director of any of the CJ Group upon the termination, retirement or death of any such employee, officer or director, provided that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Dominion Trigger Event shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year, together with the aggregate amount of all payments for any repurchases pursuant to clause (g) below in any Fiscal Year, shall not exceed $7,500,000;
(f)    the Parent and its Subsidiaries may declare and make dividend payments or other Restricted Payments payable (%4) solely in Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03) of such Person, or (%4) with the proceeds of a substantially concurrent contribution to, or the issuance or other sale of, Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent thereof (to the extent contributed to a Borrower);
(g)    the Parent and its Restricted Subsidiaries may make repurchases of Equity Interests in the Parent or in any other direct or indirect parent thereof or any Restricted Subsidiary of the Parent deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; provided that, as to any such repurchases, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Dominion Trigger Event shall exist or have occurred and be continuing, (ii) such repurchases shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year, together with the aggregate amount of all payments for any repurchases pursuant to clause (e) above in any Fiscal Year, shall not exceed $7,500,000; and
(h)    the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Parent or a Restricted Subsidiary of the Parent by, Unrestricted Subsidiaries or Excluded Property.
Section 7.07    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy in any manner any Indebtedness (other than the Indebtedness between Parent and its Restricted

Subsidiaries), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (%3) payments in respect of the Obligations, (%3) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), (%3) repayments and prepayments of Subordinated Indebtedness in accordance with and subject to the subordination terms thereof, (%3) voluntary prepayments, repurchases, redemptions, defeasances or other satisfaction of Permitted Indebtedness as long as the Payment Conditions are satisfied, (%3) Permitted Refinancings of any Indebtedness, (%3) the conversion of any Indebtedness to Equity Interests (other than Disqualified Stock) of the Parent or any of its Subsidiaries or any other direct or indirect parent of a Borrower or the repayment of Indebtedness with the proceeds of any contribution to, or the issuance or other sale of, Equity Interests (other than Disqualified Stock or Preferred Stock) of the Parent or any other direct or indirect parent of the Parent, and (%3) repayments and prepayments of Indebtedness incurred pursuant to clauses (b), (c), (d), (e), (f), (j), (k), (n), (o), (p), (q), (v) (to the extent made by any Foreign Subsidiary), (s), or (w) of the definition of Permitted Indebtedness.
Section 7.08    Change in Nature of Business. Engage in any material line of business other than a Similar Business.
Section 7.09    Transactions with Affiliates. Directly or indirectly:
(a)    Purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, shareholder, director or other Affiliate of the Parent or any Restricted Subsidiary involving aggregate consideration in excess of $10,000,000 for a single transaction or series of related transactions, except:
(i)    on fair and reasonable terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, as would be obtainable by the Parent or its Restricted Subsidiaries with a Person other than an Affiliate at the time of such transaction (or, if earlier, at the time such transaction is contractually agreed);
(ii)    Permitted Dispositions and Permitted Investments;
(iii)    transactions between or among the Parent and its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary or is merged or consolidated with a Restricted Subsidiary as a result of such transaction;
(iv)    transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the CJ Group or not less favorable to the CJ Group than would reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;
(v)    any agreement as in effect as of the Effective Date and set forth on Schedule 7.09 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby;
(vi)    (x) the issuance of Equity Interests (other than Disqualified Stock) of the Parent or any of its Subsidiaries to any director, officer, employee or consultant thereof, (y) the issuance or sale of the Equity Interests of the Parent and the granting of registration rights and other customary rights in connection therewith or (z) any contribution to the capital of the Parent or any Restricted Subsidiary, as applicable;
(i)    (23) transactions with Affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the CJ Group in the reasonable determination of the board of directors or the senior management of the Parent, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (23) transactions with joint ventures and Unrestricted Subsidiaries in the ordinary course of business;
(ii)    the existence of, or the performance by the CJ Group of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the CJ Group of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;
(iii)    transactions between the Loan Parties or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Parent or any other direct or indirect parent of a Borrower; provided, however, that such director abstains from voting as a director of such Loan Party or such direct or indirect parent of such Loan Party, as the case may be, on any matter involving such other Person;
(iv)    transactions pursuant to Section 7.04 and 7.06;
(v)    pledges of Equity Interests of Unrestricted Subsidiaries;
(vi)    transactions entered into in good faith which provide for shared employees, services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies;
(vii)    any purchases by the Parent’s Affiliates of Indebtedness or Disqualified Stock of the Parent or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Parent’s Affiliates; provided that such purchases by the Parent’s Affiliates are on the same terms as such purchases by such Persons who are not the Parent’s Affiliates;
(viii)    transactions contractually agreed to between an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplations thereof; and
(ix)    transactions permitted by clause (b) below.

(b)    make any payments (whether by dividend, loan or otherwise) to any officer, shareholder, director or other Affiliate of a Parent or any Restricted Subsidiary, including, without limitation, on account of management, consulting or other fees for management or similar services, or pay or reimburse expenses incurred by any officer, shareholder, director or other Affiliate of the Parent or such Restricted Subsidiary, except:
(i)    reasonable compensation to, and indemnity provided on behalf of, current, former and future officers, employees and directors for services rendered to the Parent or such Restricted Subsidiary in the ordinary course of business (including the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of any direct or indirect parent of the Parent or of a Restricted Subsidiary, as appropriate, in good faith);
(ii)    [reserved];
(iii)    [reserved];
(iv)    amounts payable pursuant to employment and severance arrangements between the CJ Group and their respective current, former and future officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business and payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Parent in good faith;
(v)    [reserved];
(vi)    payments resulting from transactions for which the Board of Directors of the Parent has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the CJ Group or not less favorable to the CJ Group than would reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;
(vii)    payments permitted pursuant to Section 7.02 and Section 7.06;
(viii)    sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between, on the one hand, the Parent and its Restricted Subsidiaries and, on the other hand, any Person under common control with the Parent and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies, and leases between such Persons and the Parent or any of its Restricted Subsidiaries and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(ix)    payments between or among the Parent and its Restricted Subsidiaries; and
(x)    payments pursuant to any agreement, arrangement or transaction permitted under clause (a) above.
Section 7.10    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (%3) limits the ability (%4) of any Restricted

Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (%4) of any Loan Party to Guarantee the Obligations, (%4) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (%4) of the Loan Parties or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent; or (%3) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than, in each case, (%4) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (%4) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Restricted Subsidiary, (%4) any provision in an agreement for a Disposition permitted hereunder that limits the transfer of or the imposition of any Lien on the assets to be disposed of thereunder, (%4) any provision in an agreement relating to Permitted Indebtedness described in clauses (a), (c) and (g) of the definition thereof that restricts Liens on property financed by or securing such Indebtedness, (%4) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Agreement (except that this proviso shall not apply to contractual restrictions described in clause (a)(iv) or (b) above), (%4) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (%4) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (%4) contractual obligations in existence on the Effective Date and the extension or continuation thereof, provided that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (%4) [reserved], (%4) [reserved], (%4) customary restrictions contained in the agreement evidencing the Designated Senior Indebtedness and, in each case, any Permitted Refinancing thereof, provided that any such restrictions contained therein, taken as a whole, are no more restrictive or burdensome than the comparable provisions set forth in the Term Loan Documents (as defined in the Intercreditor Agreement), provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Parent has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (%4) represent Indebtedness of a Restricted Subsidiary of the Parent which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (%4) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clauses (c), (g) and (t) of the definition of Permitted Indebtedness but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (%4) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (%4) restrictions that arise in connection with cash or other deposits permitted under clauses (c), (d), (u), or (x) of the definition of Permitted Encumbrances or clauses (a), (i) and (k) of the definition of Permitted Investments and in all instances limited to such cash or deposit.
Section 7.11    Hedging Agreements; Swap Contracts. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Contract, except (%3) Swap Contracts entered into to hedge or mitigate risks to which any Loan Party or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any of its Restricted Subsidiaries), and (%3) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Restricted Subsidiary. Except to the extent provided pursuant to this Agreement or any other Loan Document, in no event shall any Swap Contract contain any requirement, agreement or convent for a Loan Party to post collateral or margin to secure such Loan Party’s obligations under such Swap Contract or to cover market exposures.
Section 7.12    Activities of the Parent. The Parent will not engage in any business or activity other than (i) the direct or indirect ownership of all the outstanding Equity Interests of its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as part of a consolidated group of companies including the Loan Parties or other Subsidiaries of Parent, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making and receiving Investments and Restricted Payments to the extent permitted by Section 7.03 and Section 7.06, (vi) incurring and guaranteeing any Indebtedness, but only to the extent that such Indebtedness would be permitted to be incurred or guaranteed by the Loan Parties and the other Restricted Subsidiaries under Section 7.03, (vii) establishing and maintaining bank accounts, (viii) entering into employment arrangements with officers and directors, (ix) engaging in any sale or offering of its Equity Interests (or its direct or indirect parent) not prohibited hereunder, (x) engaging in any activities incidental to compliance with the provisions of the Securities Laws and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders, (xi) guaranteeing ordinary course obligations incurred by any Restricted Subsidiaries and (xii) activities incidental to the businesses or activities described in clauses (i) through (xi).
Section 7.13    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (%3) to purchase or carry margin stock (within the meaning of Regulation U of the Board) in violation of Regulation U of the Board or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U of the Board or to refund Indebtedness originally incurred for such purpose or (%3) for any purposes other than (%4) on the Effective Date, to pay fees and expenses in connection therewith and (%4) following the Effective Date, for working capital purposes (including the purchase of Inventory and equipment), general corporate purposes (including to make Permitted Acquisitions, other Investments and Restricted Payments) and any other purpose not prohibited by the terms of this Agreement.
Section 7.14    Amendment of Material Documents. (%3) Amend, modify or waive any of a Loan Party’s or any Restricted Subsidiary’s rights under its Organization Documents in a manner materially adverse to the Credit Parties; (%3) amend, modify or waive any of a Loan Party’s or any Restricted Subsidiary’s rights under any agreement relating to any Subordinated Indebtedness in a manner materially adverse to the Credit Parties or (%3) amend, modify or waive any of a Loan Party’s or any Restricted Subsidiary’s rights under any document governing any Material Indebtedness (other than on account of any Permitted Refinancing) to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would be materially adverse to the Credit Parties.
Section 7.15    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) in excess of $50,000,000 at any time outstanding, except for any such sale of any fixed or capital assets by any Loan Party or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after such Loan Party or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.
Section 7.16    Fiscal Year/Quarter; Accounting Changes. Change its Fiscal Year from December 31 or its Fiscal Quarters from ending on March 31, June 30, September 30 or December 31 of each year or make any significant change in financial accounting treatment and reporting practices except as required by GAAP.
Section 7.17    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Measurement Period to be lower than 1.00 to 1.00; provided that such Consolidated Fixed Charge Coverage Ratio will only be tested upon the occurrence of a Covenant Trigger Event, as of the last day of the Measurement Period ending immediately prior to the date on which such Covenant Trigger Event shall have occurred for which financial statements have been delivered or are otherwise available as reasonably determined by the Administrative Agent and shall continue to be tested as of the last day of each Measurement Period thereafter until such Covenant Trigger Event is no longer continuing; provided further that the results of operation and indebtedness of any Unrestricted Subsidiaries shall not be taken into account for purposes of compliance with this Section 7.17.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default. The occurrence and continuance of any of the following (after giving effect to the giving of any notice or any passage of time or both, if any, specified below with respect to such event or condition) shall constitute an Event of Default:
(a)    Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (%4) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (%4) any interest on any Loan or other Obligation or fee due hereunder, or any other amount payable hereunder or under any other Loan Document, and such failure under this clause (ii) continues for three (3) Business Days after the payment was due; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(b) (and such failure continues unremedied for two (2) consecutive Business Days), Section 6.03 (other than Section 6.03(e)), Section 6.05(a) (in respect of the Loan Parties), Section 6.10, Section 6.11, Section 6.12, Section 6.20, Section 6.21 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date such Loan Party obtains knowledge of a breach of any such covenant or agreement or the Parent’s receipt of notice from the Administrative Agent of any such breach; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect (or, if already subject to qualification by materiality, in any respect) when made or deemed made; or

(e)    Cross-Default. Any Loan Party (%4) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (after giving effect to the expiration of any applicable grace periods), or (%4) after the expiration of all grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (after giving effect to the expiration of any applicable grace periods), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (%4) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or such similar term used) resulting from (%5) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (%5) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined or such similar term used) and, in either event, the Swap Termination Value owed by the Loan Party as a result thereof is greater than $25,000,000; or
(f)    Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (%4) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (%4) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issuance or levy; or
(h)    Judgments. There is entered against any Loan Party (%4) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 and such judgments or orders shall continue unsatisfied or unstayed for a period of thirty (30) consecutive days (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage; it being agreed that a “reservation of rights letter” or similar notice shall not in and of itself constitute a dispute of coverage), or (%4) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (%5) enforcement proceedings are commenced by any creditor upon such judgment or order, or (%5) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of thirty (30) consecutive days; or

(i)    ERISA. (%4) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which would be reasonably likely to result in a Material Adverse Effect, or (%4) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. (%4) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (%4) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral not of the type included in the Borrowing Base), with the priority required by the applicable Security Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.
Section 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(a)    declare the Commitments of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)    require that the Loan Parties Cash Collateralize the L/C Obligations; and
(d)    whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that in the case of any event with respect to the Loan Parties or any Restricted Subsidiary under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order;
First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts payable under Section 10.04 (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Lenders and each L/C Issuer (including amounts payable under Section 10.04 to the respective Lenders and each L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;
Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;
Fifth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;
Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;
Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and unpaid obligations under Reserved Bank Products/Cash Management Services, ratably among the Lenders, each L/C Issuer and the Reserved Bank Products/Cash Management Services providers in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and the aggregate of all Unreimbursed Amounts;
Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;
Tenth, to payment of that portion of the Obligations arising from Bank Products (including Swap Contracts) and Cash Management Services (to the extent not already paid pursuant to clause Seventh above), ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them; and
Last, the balance, if any, after all of the have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit and the aggregate of all Unreimbursed Amounts pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
ARTICLE IX
ADMINISTRATIVE AGENT

Section 9.01    Appointment and Authority.
(a)    Each of the Lenders (on behalf of itself and any of its Affiliates that are Credit Parties), Swing Line Lender and each L/C Issuer hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the L/C Issuer hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or L/C Issuer’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and no Loan Party or any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
(b)    In its capacity, the Administrative Agent is a “representative” of the Credit Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each of the Lenders (on behalf of itself and any of its Affiliates that are Credit Parties ), Swing Line Lender and each L/C Issuer hereby irrevocably appoints JPMCB as Administrative Agent in its capacity as a collateral agent and authorizes the Administrative Agent to execute the Security Documents and act as the agent of such Lender, Swing Line Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Administrative Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “Administrative Agent” under the Loan Documents, as if set forth in full herein with respect thereto. Each Lender agrees that no Credit Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Credit Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Credit Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Credit Parties.
(c)    It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (%4) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (%4) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Loan Parties, a Lender or an L/C Issuer. In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agents shall give prompt notice thereof to each of the Lenders and the L/C Issuers. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (%4) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (%4) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (%4) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (%4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (%4) the existence of any Collateral or the value or the sufficiency of any Collateral, or (%4) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04    Reliance . The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or an L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 9.06    Resignation. The Administrative Agent may at any time give written notice of its resignation to the Lenders, each L/C Issuer and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Parent (as long as no Event of Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each L/C Issuer with the approval of the Parent (as long as no Event of Default then exists), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notices of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or each L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest)) and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 3.01(c) and Section 10.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.
Section 9.07    Non-Reliance. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Loan Parties and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder. Except as provided in Section 9.12, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any L/C Issuer with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.
Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner or Arranger listed on the cover page hereof or any other bookrunner, syndication agent or documentation agent designated hereunder shall have any powers, duties, obligations, liabilities or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
Section 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise,
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, each L/C Issuer, the Administrative Agent and such Credit Parties under Sections 2.03(g) 2.03(i), and 2.03(j) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.
Section 9.10    Collateral and Guaranty Matters. The Credit Parties irrevocably authorize and direct the Administrative Agent, and the Administrative Agent shall:
(a)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (%4) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit (unless cash collateralized or supported by back-to-back letters of credit reasonably satisfactory to the applicable L/C Issuers), (%4) at the time the property subject to such Lien is disposed of or to be disposed of in connection with any disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (%4) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (%4) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VIII hereof or any other Loan Document or (%4) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
(b)    to the extent determined by the Administrative Agent in its discretion, subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Encumbrances”;
(c)    release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary if the Parent certifies to the Administrative Agent that such transaction is consummated in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Designated Senior Indebtedness (including Permitted Refinancings thereof); and
(d)    release any Borrower from its obligation if such Person ceases to be a wholly owned Subsidiary of the Parent as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) so long as (%4), at the time of such release, no Event of Default shall exist, (%4) another Borrower shall become liable for the respective portion of such Borrower’s obligations and (%4) after such Person joins this Agreement as a Borrower, no Event of Default shall exist.
Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
Section 9.11    Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.
Section 9.12    Reports and Financial Statements. By signing this Agreement, each Lender:
(a)    agrees to furnish the Administrative Agent promptly upon the furnishing of any Bank Product or Cash Management Service and thereafter at such frequency as the Administrative Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;
(b)    is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent hereunder and all Borrowing Base Certificates, commercial finance examinations and appraisals of the Collateral received or prepared by the Administrative Agent (collectively, the “Reports”);
(c)    expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty, express or implied, as to the completeness or accuracy of the Reports or any of the information contained therein or any inaccuracy or omissions contained in or relating to a Report, and shall not be liable for any information contained in any Report;
(d)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports;
(e)    agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and
(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (%4) to hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (%4) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender, in each case except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such other Person.
Section 9.13    Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the other Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.14    Indemnification of Agents. The Lenders shall indemnify the Administrative Agent, the Arranger, the Swing Line Lender, each L/C Issuer and any of their respective Related Parties, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, the Arranger, the Swing Line Lender, such L/C Issuer and any of their respective Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent, the Arranger, the Swing Line Lender, such L/C Issuer and any of their respective Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Arranger’s, the Swing Line Lender’s, such L/C Issuer’s and any of their respective Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
Section 9.15    Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
Section 9.16    Defaulting Lender.
(a)    Notwithstanding any provision of this Agreement to the contrary, if for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (%4) subject to Section 10.01, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (%4) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (%4) at the option of the Administrative Agent, any further amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08 hereof from the date when originally due until the date upon which any such amounts are actually paid.
(b)    The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such assignment of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.
(c)    Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.
(d)    If any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Defaulting Lender’s Applicable Percentage of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent any non-Defaulting Lender’s outstanding Loans plus such Lender’s Applicable Percentage of all L/C Obligations plus such Lender’s Applicable Percentage of outstanding Swing Line Loans at such time does not exceed such non-Defaulting Lender’s Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following written notice by the Administrative Agent, Cash Collateralize for the benefit of each L/C Issuer such Defaulting Lender’s Applicable Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;
(iii)    if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage of the L/C Obligations during the period such portion of the L/C Obligations are Cash Collateralized;
(iv)    if the non-Defaulting Lenders’ Applicable Percentage of the L/C Obligations are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(i) and Section 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations are neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable L/C Issuers or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage thereof shall be payable to the applicable L/C Issuers until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and
(e)    So long as a Lender is a Defaulting Lender, each L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Applicable Percentage of the L/C Obligations will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders in accordance with Section 9.16(d)(i) and/or cash collateral will be provided by the Borrowers in accordance with Section 2.03(g), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.16(d)(i) (and such Defaulting Lender shall not participate therein).
(f)    In the event that the Administrative Agent, the Parent and the applicable L/C Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Lenders’ Applicable Percentages of the L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
(g)    If (%4) an event described under clause (d) of the definition of “Defaulting Lender” with respect to the parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (%4) the Swing Line Lender or any L/C Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and such L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or such L/C Issuer, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swing Line Lender or such L/C Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

Section 9.17    Intercreditor Agreements. The Administrative Agent is hereby authorized to enter into the Intercreditor Agreement and any other usual and customary intercreditor agreements to the extent contemplated by the terms hereof, and the parties hereto acknowledge that each such intercreditor agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the intercreditor agreements and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and the usual and customary intercreditor agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Administrative Agent to enter into (i) any amendments to any intercreditor agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.
Section 9.18    Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. Each Lender represents and warrants to the parties hereto that at the time it becomes a Lender, it is not a Disqualified Institution. The Borrowers acknowledge and agree that the list of Disqualified Institutions may be made available to any Lender by the Administrative Agent (including any updates thereto) upon request by such Lender.
Section 9.19    ERISA Matters.
(a)    Each Lender (23) represents and warrants, as of the date such Person became a Lender party hereto, to, and (23) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (%5) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (%5) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (%5) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (%5) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (23) represents and warrants, as of the date such Person became a Lender party hereto, to, and (23) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:
(i)    none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (%4) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (%4) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (%4) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or Administrative Agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X
MISCELLANEOUS
Section 10.01    Amendments, Etc. Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent (at the direction of the Required Lenders) and the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders), and the Parent or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents (but, for clarity, not including any mandatory payment required by Section 2.05(e)) without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein, on any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders of the relevant Class shall be necessary to (i) amend the definition of “Default Rate”, (ii) waive any obligation of the Borrowers to pay interest or fees at the Default Rate, (iii) waive any mandatory prepayment, (iv) waive any Default or Event of Default or (v) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Credit Extension or to reduce any fee payable;
(d)    as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, provided that this clause (d) shall not apply to any extensions of maturity pursuant to Section 2.16;
(e)    change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents or release all or substantially all of the value of the Guarantees without the written consent of each Lender;
(g)    change the definition of the term “Borrowing Base” or any component definition thereof or increase any advance rate used therein, if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of each Lender; provided that the foregoing shall not limit the discretion of the Administrative Agent to implement the eligibility standards with respect to any component of the Borrowing Base or change, establish or eliminate any Reserves;
(h)    modify the definition of “Permitted Overadvance” so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for a Permitted Overadvance without the written consent of each Lender;
(i)    except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender; and

(j)    amend any provision hereof (including Section 10.06) in a manner that permits any Loan Party to assign its rights under the Loan Documents or restricts a Lender’s ability to assign its right or obligations, in each case without the consent of each Lender.
and, provided further, that (%4) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer (including, without limitation, any increase in such L/C Issuer Sublimit of such L/C Issuer) under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (%4) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (%4) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (%4) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (%4) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (%4) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
Notwithstanding anything to the contrary herein, (%3) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (%3) the Parent shall be permitted to appoint one or more Restricted Subsidiaries that are Domestic Subsidiaries as “Borrowers” hereunder, in each case with the consent of, and pursuant to an amendment reasonably satisfactory to, the Administrative Agent which appropriately incorporates such Borrowers into this Agreement and the other Loan Documents which amendment shall not require the consent of any other Lender.
If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Parent may replace such Non-Consenting Lender with respect to the Class of Loans or Commitments that is subject to the related consent, waiver or amendment in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Parent to be made pursuant to this paragraph).
The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 10.06. Further, notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Parent only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Loan Parties, the Administrative Agent, JPMCB in its capacity as an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender or any other L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (%4) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (%4) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. Each Loan Party agrees that the Agents may, but shall not be obligated to, make Borrower Materials available to the L/C Issuers and the Lenders by posting the Borrower Materials on the Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS

OR TRANSMISSION THEREOF ON THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or any Agent’s transmission of Borrower Materials through the Internet, including on the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (%4) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (%4) accurate wire instructions for such Lender.
(e)    Reliance by Agents, L/C Issuer and Lenders. The Agents, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (%4) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (%4) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

Section 10.03    No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
Section 10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers agree, jointly and severally, (a) to pay or reimburse the Administrative Agent and the Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents executed on or after the Effective Date, and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby and all collateral monitoring, collateral reviews and appraisals in connection therewith, including such out-of-pocket costs and expenses consisting of the reasonable and documented (x) field exam and appraisal expenses, (y) lender meeting expenses and (z) legal fees and expenses of counsel (limited to the reasonable and documented legal fees and expenses of one firm of counsel selected by the Administrative Agent and of one local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty (except costs of in-house counsel) and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to such persons, taken as a whole), (b) to pay or reimburse the Administrative Agent and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the enforcement, collection or protection of any rights or remedies under this Agreement or the other Loan Documents or in connection with the Loans made and Letters of Credit issued hereunder, efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws or any workout, restructuring or negotiations in respect of any Obligations, including documented out-of-pocket legal expenses (limited to the legal fees and expenses of one firm of counsel to the Administrative Agent and the Lenders taken as a whole, and of one local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty (except costs of in-house counsel) and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to such persons, taken as a whole) and (c) with respect to each L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent. All amounts due under this Section 11.04 shall be paid promptly after receipt by the Borrowers of a reasonably detailed invoice together with reasonable backup documentation supporting such invoice and a reasonable opportunity to review such invoice and backup documentation and, if applicable, make protest to the party making such demand. The agreements in this Section 11.04 shall survive the termination of the Commitments and repayment of all other Obligations. If any Loan Party fails to promptly pay any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
(b)    Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-Tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (limited to the reasonable and documented out-of-pocket legal fees and expenses of one firm of counsel of the Indemnitees, taken as a whole, and, if necessary, one local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty, and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to such persons, taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party or any Affiliate or equityholder thereof arising out of, in connection with, or as a result of (%4) the execution, enforcement, syndication or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (%4) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (%4) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated, at any time, by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, in each case, except to the extent attributable to any presence or Release of Hazardous Materials resulting from actions on the part of the Administrative Agent or any Lender or resulting solely from acts or omissions by Persons other than the Borrowers or their respective Affiliates or each of their respective officers, directors, employees, advisors and agents with respect to the applicable property after the Administrative Agent sells the respective property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure, (%4) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder or (%4) any actual or prospective claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (23) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the obligations under any Loan Document of such Indemnitee (but without limiting the obligations of the Loan Parties as to any other Indemnitee), or (y) result from a cause of action brought by an Indemnitee against any other Indemnitee (other than (23) claims against an Indemnitee in its capacity or fulfilling its role as the Administrative Agent, an L/C Issuer, the Swing Line Lender or the Arranger or a similar role and (23) claims resulting directly or indirectly from acts or omissions of any Loan Party). Notwithstanding anything to the contrary contained herein, but subject to the immediately following sentence, the Loan Parties shall not be liable for any settlement of any Proceeding effected without the Loan Parties’ written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Loan Parties’ written consent, or if there is a final, nonappealable judgment by a court of competent jurisdiction against an Indemnitee in any such Proceeding for which Loan Parties are required to indemnify such Indemnitee pursuant to this section, the Loan Parties agree to indemnify and hold harmless each Indemnitee from and against any and all Proceedings by reason of such settlement or judgment in accordance with the other provisions hereof. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested indemnification in accordance with this Agreement, the Loan Parties shall be liable for any settlement referred to in the immediately preceding sentence effected without their consent if the Loan Parties have not objected to such settlement within thirty (30) days after receipt by the Loan Parties of a written settlement proposal. The Loan Parties shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceedings and (ii) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy, in each case to be undertaken by any Indemnitee. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(d)    Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available).
(e)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent or any L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (%3) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (%3) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement. The provisions of this Section 10.05 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.
Section 10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any Loan Party shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (%4) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (%4) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (%4) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans of any Class outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Parent (such consent not to be unreasonably withheld or delayed) (but the Parent shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment or such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the applicable Lender or prospective Lender, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and any tax documentation required pursuant to Section 3.01(f).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”); provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.03(c) or (d), Section 2.04, Section 2.12(b), Section 2.13 or Section 9.14, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent, any L/C Issuer, and, with respect to such Lender’s interest only, any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person that is an Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (%4) such Lender’s obligations under this Agreement shall remain unchanged, (%4) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (%4) the Loan Parties, the Administrative Agent, the Lenders and each L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) or (f) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04, and Section 3.05 (subject to the requirements and limitations of such Sections and Section 3.06 and Section 10.13, and it being understood that the documentation required under Section 3.01(f) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. If a Lender sells a participation pursuant to Section 10.06(d), that Lender shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register on which is entered the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. To the extent that any Participant becomes a Disqualified Institution either before or after it becomes a Participant, such Participant shall be subject to Section 10.06(i) as if it had acquired its interest by assignment.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
(h)    Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time JPMCB assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Administrative Agent in accordance with the provisions of Section 9.06, JPMCB may, (%4) upon thirty (30) days’ notice to the Parent and the Lenders, resign as L/C Issuer and/or (%4) with duplication of any notice required under Section 9.06, upon thirty (30) days’ notice to the Parent, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Parent shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Parent to appoint any such successor shall affect the resignation of JPMCB as L/C Issuer or Swing Line Lender, as the case may be. If JPMCB resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (%3) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing

Line Lender, as the case may be, and (%3) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMCB and the Parent to effectively assume the obligations of JPMCB with respect to such Letters of Credit. Any resignation by JPMCB as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.
(i)     Assignments to and Participations with Disqualified Institutions.
(i)    No such assignment or participation shall be made to any Person that was a Disqualified Institution as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution only for the purpose of such assignment or participation). Any assignment or participation in violation of this Section 10.06(i) shall not be void, but the other provisions of this Section 10.06(i) shall apply;
(ii)    if any assignment or participation is made to any Disqualified Institution in violation of the preceding paragraph, (A) such Disqualified Institution shall (1) assign and delegate all of its interests, rights and obligations under this Agreement and the related Loan Documents to any Eligible Assignees as if such Disqualified Institution was required to do so pursuant to Section 10.13 and (2) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and (B) subject to this Section 10.06, the Borrowers shall be entitled to use specific performance to unwind such assignment or participation in addition to any other remedies available to the Borrowers at law or equity;
(iii)    notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (w) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (x) attend or participate in meetings attended by the Lenders and the Administrative Agent, (y) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders or (z) be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution or an affiliate thereof and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by court of competent jurisdiction effectuating the foregoing clause (2);
(iv)     with respect to any assignee or participant that becomes a Disqualified Institution after the date on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of or provide a participation interest with respect to its rights and obligations under this Agreement to such Person (including as a result of the delivery of a written update to the list of the Disqualified Institutions pursuant to subsection (b) of the definition of “Disqualified Institution”), (A) such assignment or participation (and any trade entered into in connection therewith) shall not be retroactively invalidated, (B) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution and (C) no further information, reports, or other materials regarding the Borrowers and their Affiliates will be delivered by the applicable Lender to such assignee or participant; and
(v)     the Borrowers expressly acknowledge that each Lender has the right to provide the list of the Disqualified Institutions to an actual or bona fide prospective assignee, participant or Swap Contract counterparty so that such assignee, participant or Swap Contract counterparty can review the list of the Disqualified Institutions and represent and warrant to the parties to this Agreement that it is not a Disqualified Institution.
Section 10.07    Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (%3) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, accountants, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (%3) to the extent requested by any Governmental Authority or any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (%3) to the extent required by Laws or regulations or by any subpoena or similar legal process, (%3) to any other party hereto, (%3) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (%3) subject to an agreement containing provisions substantially the same as those of this Section, to (%4) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (%4) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (%3) with the consent of the Parent, (%3) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation) or (%3) on a confidential basis to (%4) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (%4) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses (including, without limitation, the list of Disqualified Institutions), other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such Obligation by such disclosure) and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Loan Party or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (%3) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (%3) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, each L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (%3) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (%3) exclude voluntary prepayments and the effects thereof, and (%3) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (%4) fees payable to the Administrative Agent and (%4) increases or reductions of the L/C Issuer Sublimit of the applicable L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, , and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.11    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, any obligations that may thereafter arise with respect to the Other Liabilities, and any Obligations that may thereafter arise under Section 10.04 hereof.
Section 10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (%3) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (%3) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 10.06, L/C Issuer and the Swing Line Lender), which consent shall not unreasonably be withheld
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances and participations in Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.
Section 10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(e)    ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
Section 10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that: (%4) the credit facility provided for hereunder and any related arrangement or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (%4) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (%4) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (%4) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (%4) the Credit Parties have not provided and will not provide any legal, investment, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, investment, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty. Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party and other companies with which any Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Loan Party may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Loan Party in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan, confidential information obtained from other companies.
Section 10.17    USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), which are subject to the Patriot Act (as hereinafter defined) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
Section 10.18    Time of the Essence. Time is of the essence of the Loan Documents.
Section 10.19    Press Releases.
(a)    Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.
(b)    Each Loan Party consents to the publication by the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark upon the Parent’s approval, not to be unreasonably delayed or withheld. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Parent for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
Section 10.20    Additional Waivers.
(a)    The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (%4) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (%4) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (%4) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Credit Party.
(b)    The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).
(c)    To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)    Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party or any Restricted Subsidiary now or hereafter held by any other Loan Party or any other Restricted Subsidiary is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party or any of its Restricted Subsidiaries will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party or any of its Restricted Subsidiaries on account of (%4) such subrogation, contribution, reimbursement, indemnity or similar right or (%4) any such indebtedness of any Loan Party or any of its Restricted Subsidiaries, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (%5) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (%5) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (%5) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

Section 10.21    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 10.22    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
Section 10.23    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.24    Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreements), the provision contained in this Agreement shall govern and control.
Section 10.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
PARENT:

C&J ENERGY SERVICES, INC.

By:     /s/ Mike Galvan
Name: Mike Galvan
Title: Interim Chief Financial Officer and Chief Accounting Officer

BORROWERS:

CJ HOLDING CO.

By:     /s/ Mike Galvan
Name: Mike Galvan
Title: Senior Vice President and Chief Accounting Officer

C&J SPEC-RENT SERVICES, INC.

By:     /s/ Mike Galvan
Name: Mike Galvan
Title: Senior Vice President and Chief Accounting Officer

C&J WELL SERVICES, INC.

By:     /s/ Mike Galvan
Name: Mike Galvan
Title: Senior Vice President and Chief Accounting Officer

KVS TRANSPORTATION, INC.

By:     /s/ Mike Galvan
Name: Mike Galvan
Title: Senior Vice President and Chief Accounting Officer

TIGER CASED HOLE SERVICES, INC.

Signature Page to C&J Energy Services, Inc. Credit Agreement (ABL)

By:     /s/ Mike Galvan
Name: Mike Galvan
Title: Senior Vice President and Chief Accounting Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as a Lender, as an L/C Issuer
and as Swing Line Lender

By:     /s/ Stephanie Balette
Name: Stephanie Balette
Title: Authorized Officer

CITIBANK, N.A., as a Lender

By:     /s/ Jeff Royston
Name: Jeff Royston
Title: Senior Vice President

MORGAN STANLEY BANK, N.A., as a Lender

By:     /s/ Michael King
Name: Michael King
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:     /s/ Nupur Kumar
Name: Michael King
Title: Authorized Signatory

By:     /s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

BARCLAYS BANK PLC, as a Lender

By:     /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:     /s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

By:     /s/ Maria Guinchard
Name: Maria Guinchard
Title: Vice President

Signature Page to C&J Energy Services, Inc. Credit Agreement (ABL)